EXHIBIT (a)(1)(i)
                                                               -----------------



                           OFFER TO PURCHASE FOR CASH
                     ALL OF THE OUTSTANDING ORDINARY SHARES
                                       AND
                ALL OF THE OUTSTANDING AMERICAN DEPOSITARY SHARES
                  (EACH AMERICAN DEPOSITARY SHARE REPRESENTING
                         ONE HALF OF ONE ORDINARY SHARE)
                                       OF
                                 ANTENNA TV S.A.


                                       AT
                          $2.40 PER ORDINARY SHARE AND
                       $1.20 PER AMERICAN DEPOSITARY SHARE


                                       BY
                           HOLNEST INVESTMENTS LIMITED
                           GLOBECAST HOLDINGS LIMITED
                        ALTAVISTA GLOBAL HOLDINGS LIMITED
                        PRAXIS GLOBAL INVESTMENTS LIMITED

         THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 3, 2003, UNLESS THE OFFER IS EXTENDED.

         Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and Praxis Global Investments Limited (collectively, the "Offerors"), each a corporation incorporated under the laws of the Republic of Ireland, are offering to purchase (i) all of the outstanding ordinary shares, par value GRD 100 (the "Ordinary Shares") and (ii) all of the outstanding American Depositary Shares, each representing one half of one Ordinary Share (the "ADSs") of Antenna TV S.A., that they or their affiliates do not already own upon the terms and conditions of this Offer and the related Letter of Transmittal.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF ADSs AND ORDINARY SHARES WHICH, WHEN ADDED TO THE ADSs AND ORDINARY SHARES THEN BENEFICIALLY OWNED BY THE OFFERORS OR THEIR AFFILIATES, WILL CONSTITUTE MORE THAN 95% OF THE TOTAL NUMBER OF OUTSTANDING ORDINARY SHARES (DIRECTLY OR IN THE FORM OF ADSs) AS OF THE DATE THE ADSs AND ORDINARY SHARES ARE ACCEPTED FOR PAYMENT UNDER THE OFFER (THE "MINIMUM TENDER CONDITION"). THE OFFERORS MAY WITHDRAW THE OFFER AT ANY TIME IF CERTAIN CONDITIONS SPECIFIED IN THIS DOCUMENT OCCUR. THE OFFERORS MAY UPON EXPIRATION OF THE OFFER PROVIDE A SUBSEQUENT OFFERING PERIOD OF BETWEEN THREE TO TWENTY BUSINESS DAYS DURING WHICH THEY MAY ACCEPT AND PAY FOR ALL ADSs OR ORDINARY SHARES TENDERED AT THE SAME PRICE PER ADS OR ORDINARY SHARE. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR ADSs OR ORDINARY SHARES.

         NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ORDINARY SHARES ARE NOT LISTED ON THE ATHENS STOCK EXCHANGE AND, ACCORDINGLY, THIS OFFER IS NOT SUBJECT TO THE RULES AND REGULATIONS OF THE ATHENS STOCK EXCHANGE.

                              IMPORTANT INFORMATION

         This Offer will expire at 5:00 p.m., New York City time, on January 3, 2003, unless the Offerors extend the Expiration Time of the Offer. "Expiration Time" means the latest time and date on which the Offer is to expire.

         In order for ADSs to be validly tendered, a completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by The Bank of New York (the "Depositary") at one of its addresses set forth on the back cover page of this Offer before the Expiration Time. At the same time the Depositary must receive the American Depositary Receipt ("ADR") evidencing the tendered ADSs unless the tender is by book-entry transfer. In the latter event, the Depositary must receive a Book-Entry Confirmation (defined below) before the Expiration Time, or alternatively the tendering holder may comply with the guaranteed delivery procedures described below.

         Because the procedures for tendering Ordinary Shares are complicated, if you intend to tender Ordinary Shares to the Offer, please contact Georgeson Shareholder Communications Inc. (the "Information Agent") at its address and telephone number set forth on the back cover page of this Offer.

         Questions and requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this Offer. Copies will be furnished promptly at the Offerors' expense.

         The Offer is not made to, nor will tenders be accepted from, holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of that jurisdiction. Receipt of this document does not constitute the making of the Offer in any jurisdiction in which the making or acceptance of the Offer is not in compliance with the laws of that jurisdiction. Tenders will not be accepted from or on behalf of any such holder.

         In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of the Offerors, by one or more registered brokers or dealers licensed under the laws of that jurisdiction.


                     The Information Agent for the Offer is:

                 [GRAPHIC OMITTED - LOGO GEORGESON SHAREHOLDER]


                           17 State Street, 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 870-4331

                            The date of this Offer is

                                November 25, 2002

                         INFORMATION CONCERNING ANTENNA

         The information concerning Antenna TV S.A. ("Antenna") in this Offer has been taken from or based upon publicly available documents and records on file with the U.S. Securities and Exchange Commission ("SEC") or other public sources and is qualified by reference to such documents and records. The Offerors have no knowledge indicating that any statements in this Offer are untrue or incomplete.

                              AVAILABLE INFORMATION

         Antenna is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports and other information with the SEC. You can inspect and copy the reports and other information filed by Antenna at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such materials at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports and other information about issuers, such as Antenna, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                            EXCHANGE RATE INFORMATION

         Some of the financial information contained in this Offer has been restated from drachmae to euros, which, as of January 1, 2002, is Antenna's reporting currency. The financial information has been recast in accordance with EITF D-71 "Accounting Issues Relating to the Introduction of the European Economic and Monetary Union (EMU)." Balances for periods prior to January 1, 2002 have been recast using the fixed exchange rate between the euro and the drachma of (euro)1.00 = GRD 340.75. Comparative financial results depict the same trends as would have been presented if Antenna had continued to present its financial statements in drachmae. However, the financial results for periods prior to January 1, 1999 will not be comparable to the financial results of other companies that report in euros and that restated amounts from a currency different from the drachma.

         In this Offer, the translation of euro amounts to United States dollars is based on the November 14, 2002 noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York of (euro)1.00 = $1.00.



                                TABLE OF CONTENTS

INFORMATION CONCERNING ANTENNA...............................................iii
AVAILABLE INFORMATION........................................................iii
EXCHANGE RATE INFORMATION....................................................iii
SUMMARY TERM SHEET.............................................................1
INTRODUCTION...................................................................6
SPECIAL FACTORS................................................................8
     BACKGROUND OF THE OFFER...................................................8
     PURPOSE OF THE OFFER; PLANS FOR ANTENNA..................................11
     CONSEQUENCES OF NOT TENDERING TO THE OFFER...............................13
     RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE ANTENNA BOARD;
     FAIRNESS OF THE OFFER....................................................15
     OPINION OF FINANCIAL ADVISOR.............................................18
     POSITION OF THE OFFERORS REGARDING FAIRNESS OF THE OFFER.................23
     RELATED PARTY TRANSACTIONS...............................................24
     INTERESTS OF CERTAIN PERSONS IN THE OFFER................................26
THE OFFER.....................................................................27
     GENERAL..................................................................27
     TERMS OF THE OFFER.......................................................27
     PROCEDURES FOR TENDERING ADSs AND ORDINARY SHARES........................28

     WITHDRAWAL RIGHTS........................................................32
     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR ADSs AND ORDINARY SHARES..........32
     CERTAIN U.S. FEDERAL TAX CONSEQUENCES....................................34
     PRICE RANGE OF ADSs; DIVIDENDS...........................................35
     EFFECT OF THE OFFER ON THE MARKET FOR THE ADSs AND ORDINARY SHARES.......36
     CERTAIN INFORMATION CONCERNING ANTENNA...................................37
     CERTAIN INFORMATION CONCERNING THE OFFERORS..............................39
     INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL
     SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES............40
     SOURCE AND AMOUNT OF FUNDS...............................................41
     CONDITIONS OF THE OFFER..................................................41
     LEGAL MATTERS; REGULATORY APPROVALS......................................43
     EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT....................43
     CERTAIN FORWARD-LOOKING INFORMATION......................................44
     FEES AND EXPENSES........................................................45
     MISCELLANEOUS............................................................46
SCHEDULE I  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
THE OFFERORS..................................................................47
     ANNEX A..................................................................50

                               SUMMARY TERM SHEET

         This summary highlights important and material information from this Offer but is intended to be an overview only. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer, the schedules and annexes to this Offer, and documents incorporated by reference or otherwise referred to in this Offer and the Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

         We are each corporations incorporated under the laws of the Republic of Ireland, and are each controlled by individual members of the Kyriakou family. We and Uniholdings International Ltd., an entity controlled by Mr. Minos Kyriakou ("Uniholdings", and together with the Offerors, the "Controlling Shareholders") own approximately 80% of the Ordinary Shares of Antenna TV S.A. The Offerors are offering to purchase all of the outstanding ADSs and Ordinary Shares of Antenna not already owned by the Controlling Shareholders, at a price of $2.40 per Ordinary Share and $1.20 per ADS, net to the seller in cash.

         This is a "going private" transaction. If the tender offer is completed, Antenna will no longer be a public company and Antenna's ADSs will no longer trade on the Nasdaq National Market or on the London Stock Exchange. See "Special Factors--Purpose of the Offer; Plans for Antenna" in this Offer.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

WHO IS OFFERING TO BUY MY ADSS OR ORDINARY SHARES?

         We are Holnest Investments Limited, Globecast Holdings Limited, Altavista Holdings Limited and Praxis Global Investment Limited. We are each incorporated under the laws of the Republic of Ireland. Collectively, we hold approximately 80% of Antenna's outstanding Ordinary Shares. We are each controlled by members of the Kyriakou family, the same interests that control Antenna. See "The Offer--Certain Information Concerning the Offerors" in this Offer.

HOW MANY ADSS AND ORDINARY SHARES WILL YOU PURCHASE?

         We are seeking to purchase all of the issued and outstanding ADSs and Ordinary Shares of Antenna not already owned by the Controlling Shareholders. See the "Introduction" to this Offer. Holnest will purchase the first 544,000 ADSs (representing 272,000 Ordinary Shares) tendered into the Offer. Globecast, Altavista and Praxis will purchase, in equal portions, all of the other ADSs and Ordinary Shares tendered into the Offer. We believe, based on filings made by Antenna with the SEC, that with the exception of 488,094 Ordinary Shares held by two shareholders who held Ordinary Shares prior to Antenna's initial public offering, all of the Ordinary Shares (other than those held by us) are held in ADS form (representing 3,414,500 Ordinary Shares or approximately 17% of the total equity of Antenna).

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

         We are offering to pay $1.20, in cash, without interest, per ADS (each representing one-half of one Ordinary Share) and $2.40, in cash, without interest, per Ordinary Share. If you are the record owner and tender ADSs, you will not have to pay brokerage fees or other expenses. If you own through a broker or other nominee, your broker or nominee may charge you a fee for tendering your ADSs. You should consult your broker or nominee to determine whether it will charge you a fee. If you are the record owner and tender Ordinary Shares, you will not have to pay brokerage fees or other expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         Funds to purchase all of the ADSs and Ordinary Shares tendered will be provided out of our cash on hand. See "The Offer--Source and Amount of Funds" in this Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER?

         We do not believe that our financial condition is relevant to your decision whether to tender ADSs or Ordinary Shares and accept the Offer because:

         o        the Offer is not subject to any financing condition; and

         o if you tender and receive payment for your ADSs or Ordinary Shares, you will have no continuing equity interest in Antenna.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER?

         You have until 5:00 p.m., New York City time, on January 3, 2003, unless the Offer is extended. If you cannot deliver everything required to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described later in this Offer. See "The Offer--Terms of the Offer" and "The Offer--Procedures for Tendering ADSs and Ordinary Shares" in this Offer.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE OFFER?

         If we extend the Offer, we will inform the Depositary and the Information Agent of the extension. We will also issue a press release, not later than 9:00 a.m., New York City time, on the business day following the day on which the Offer was scheduled to expire. See "The Offer--Terms of the Offer" in this Offer.

ARE THERE CONDITIONS TO THE OFFER?

         Yes. The Offer is subject to several conditions, including that enough ADSs and Ordinary Shares are tendered and not withdrawn so that, on expiration of the Offer, those tendered ADSs and Ordinary Shares, when added to any ADSs and Ordinary Shares then beneficially owned by us and our affiliates, will constitute more than 95% of the total number of Antenna's outstanding share capital, whether in the form of ADSs or Ordinary Shares. We refer to this condition as the minimum tender condition. We may waive this or any of the other conditions in our reasonable discretion. We may also amend or terminate the Offer if certain events occur, such as an actual or threatened material change in the financial condition of Antenna, governmental or judicial action with regard to Antenna, or a change in market conditions. See "The Offer--Conditions of the Offer" in this Offer.

IF I HOLD ADSS, DO I HAVE TO WITHDRAW UNDERLYING ORDINARY SHARES IN ORDER TO TENDER TO THE OFFER?

         No. You can tender ADSs directly to the Offer. In fact, it is easier to tender ADSs to the Offer than it is to tender Ordinary Shares. See "The Offer--Procedures for Tendering ADSs and Ordinary Shares" in this Offer.

HOW DO I TENDER MY ADSS?

         To tender ADSs, you must deliver the American Depositary Receipts representing your ADSs, together with a completed and signed Letter of Transmittal, to the Depositary at one of its addresses listed on the back cover page of this Offer not later than the Expiration Time of the Offer. If your ADSs are held in "street name", your nominee can tender your ADSs through The Depository Trust Company. If you cannot obtain all the documents and instruments required to be delivered to the Depositary by the Expiration Time of the Offer, you may obtain an extension of three additional Nasdaq National Market trading days to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within the three Nasdaq National Market trading days. For your tender to be valid, the Depositary must receive the missing items within that three trading day period. See "The Offer--Procedures for Tendering ADSs and Ordinary Shares" in this Offer.

HOW DO I TENDER MY ORDINARY SHARES?

         To tender Ordinary Shares, you must:

         o file a declaration with the Greek tax authorities and pay a transfer tax equal to 0.3% of the value of the transaction (so long as the ADSs are listed on the Nasdaq National Market or any other stock exchange or similar institution, otherwise the transfer tax payable is 5% of the value of the transaction);

         o        execute a notarized deed of transfer; and

         o file a certified copy of the deed of transfer with the Greek National Council for Radio & Television ("NCRT") and the Greek Minister of Press.

         Because the procedures for tendering Ordinary Shares are complicated, if you intend to tender Ordinary Shares to the Offer, please contact the Information Agent at its address and telephone number set forth on the back cover page of this Offer. See "The Offer--Procedures for Tendering ADSs and Ordinary Shares" in this Offer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED ADSS OR ORDINARY SHARES?

         You can withdraw previously tendered ADSs or Ordinary Shares at any time until the Expiration Time of the Offer (excluding any subsequent offering period) and, if we have not agreed to accept and paid for your ADSs or Ordinary Shares by January 24, 2003, you can withdraw them at any time after that date. You may not withdraw any ADSs or Ordinary Shares tendered in a subsequent offering period. See "The Offer--Terms of the Offer" and "The Offer--Withdrawal Rights" in this Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED ADSS OR ORDINARY SHARES?

         To withdraw ADSs, you must deliver a written notice of withdrawal with the required information to the Depositary while you have the right to withdraw the ADSs. See "The Offer--Withdrawal Rights" in this Offer.

         To withdraw Ordinary Shares, you must contact the Information Agent for instructions, while you have the right to withdraw the Ordinary Shares. See "The Offer--Withdrawal Rights" in this Offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

         We may decide to have a subsequent offering period, depending on how many ADSs and Ordinary Shares are tendered during the initial offering period. The subsequent offering period would be a continuous extension of the original Offer period and would commence immediately at the Expiration Time of the original Offer. The subsequent offering period would be an additional period of time during which holders of ADSs or Ordinary Shares may tender their ADSs or Ordinary Shares and receive the same $1.20 per ADS or $2.40 per Ordinary Share.

         The subsequent offering period, if included, would be available for a minimum of three and up to a maximum of 20 business days after the Expiration Time of the Offer. An announcement of any subsequent offering period will be made by a press release. We would immediately accept and pay for all ADSs and Ordinary Shares validly tendered in the subsequent offering period. Holders will not have withdrawal rights with respect to ADSs and Ordinary Shares tendered during the subsequent offering period. For more information, see "The Offer--Terms of the Offer" in this Offer.

HAVE THE INDEPENDENT DIRECTORS ON ANTENNA'S BOARD ADOPTED A POSITION ON THE
OFFER?

         The Board of Directors of Antenna (the "Antenna Board"), by unanimous decision of those directors participating and based upon the recommendation of a special committee of independent directors of the Antenna Board (the "Special Committee"), has:

         o determined that the Offer and the transactions contemplated in the Offer are fair to and in the best interests of Antenna and its shareholders (other than the Controlling Shareholders); and

         o resolved to recommend that holders of Antenna's ADSs and Ordinary Shares accept the Offer.

See "Special Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer."

HAS A FAIRNESS OPINION BEEN DELIVERED IN CONNECTION WITH THE OFFER?

         Yes. The Special Committee has retained Piraeus Bank, S.A. with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer to holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates). The opinion of Piraeus Bank is attached as Annex A to this Offer. The Offerors did not retain an independent investment advisor to consider the fairness of the Offer. See "Special Factors--Opinion of Financial Advisor" in this Offer.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

         Individual members of the Kyriakou family control each of us and, as a result, own approximately 80% of the Ordinary Shares of Antenna. We can be considered to have a conflict of interest with holders of the ADSs and Ordinary Shares not controlled by the Controlling Shareholders. In addition, since prior to Antenna's initial public offering and continuing after that initial public offering, we and our affiliates have entered into various transactions with or affecting Antenna. See "Special Factors--Related Party Transactions" and "The Offer--Interest of Directors and Executive Officers and Principal Shareholders; Transactions and Arrangements Concerning Shares" in this Offer.

IS THE OFFER FAIR IN THE OPINION OF THE OFFERORS?

         Yes. See "Special Factors--Position of the Offerors Regarding Fairness of the Offer" in this Offer.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

         Generally, if you are a U.S. taxpayer your receipt of cash for ADSs or Ordinary Shares in this Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the Offer and (2) your adjusted tax basis in the ADSs or Ordinary Shares you tender to the Offer. That gain or loss will be a capital gain or loss if the ADSs or Ordinary Shares are a capital asset in your hands, and will be long-term capital gain or loss if the ADSs or Ordinary Shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax adviser as to the particular tax consequences to you if you accept the Offer. See "The Offer--Certain U.S. Federal Income Tax Consequences" in this Offer, particularly if you have a relationship with any of the Controlling Shareholders.

WILL YOU SEEK TO ACQUIRE ANTENNA'S ENTIRE SHARE CAPITAL IF ALL OF ANTENNA'S ADSS OR ORDINARY SHARES ARE NOT TENDERED IN THE OFFER?

         Under Greek corporate law, we are not able to acquire ADSs and Ordinary Shares from those holders who do not tender into the Offer. We will explore other alternatives to acquire the entire equity interest in Antenna. We may seek to acquire additional ADSs and Ordinary Shares from holders. Although we currently have no plans with respect to any other acquisitions, future ADS or Ordinary Share acquisitions may be by open market or privately negotiated purchases or otherwise. Those transactions may be on terms and at prices more or less favorable than those of the Offer. We anticipate that Antenna will terminate the Deposit Agreement relating to the ADSs following the Offer and, accordingly, holders of ADSs who fail to tender their ADSs into the Offer will receive Ordinary Shares upon that termination which will be subject to transfer restrictions under Greek law. See "Special Factors-Purpose of the Offer; Plans for Antenna" and "Special Factors--Consequences of Not Tendering to the Offer" in this Offer.

WILL ANTENNA CONTINUE AS A PUBLIC COMPANY?

         No. Following the consummation of the Offer, it is expected that there will be so few remaining public ADS holders that the ADSs will no longer meet the Nasdaq National Market requirements for continued listing. Upon the closing of the Offer, Antenna is expected to apply to delist from the Nasdaq National Market and the London Stock Exchange and to deregister as a reporting company with the SEC by reason of the fact that there are fewer than 300 holders of Ordinary Shares, either directly or through ADSs. However, Antenna is obligated under the indentures relating to its senior notes to continue to file reports with the SEC, as a voluntary filer, so long as any notes are outstanding under those indentures and the SEC will accept its filings. A notice period of not less than 20 business days prior to the cancellation of the London Stock Exchange listing will commence upon the closing of the Offer, and the announcement that the Offer has closed will state that the notice period has commenced and the anticipated date of the delisting. See "The Offer--Effect of the Offer on the Market for the ADSs and Ordinary Shares" in this Offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY ADSS OR ORDINARY SHARES?

         Under Greek corporate law, there is no ability to effect a compulsory acquisition transaction. However, after the Offer there may be so few remaining holders of ADSs that there may not be any market for the ADSs and the delisting or deregistration described above is likely to occur. Moreover, we anticipate that Antenna will terminate the Deposit Agreement relating to the ADSs following the Offer and, accordingly, holders who fail to tender ADSs in the Offer will receive Ordinary Shares upon that termination. The Ordinary Shares are not listed on any securities exchange, and there are transfer procedures under Greek corporate law and the Greek law on mass media (the "Media Law") that restrict the ability of shareholders to transfer Ordinary Shares. The Media Law also imposes restrictions on who may own shares of a Greek media company. Assuming satisfaction of the minimum tender condition, following the consummation of the Offer, holders of Ordinary Shares will lose certain minority protection rights under Greek corporate law. See the "Introduction", "Special Factor--Consequences of Not Tendering to the Offer" and "The Offer--Effect of the Offer on the Market for the ADSs and Ordinary Shares" in this Offer.

WHAT IS THE MARKET VALUE OF ANTENNA'S ADSS AND ORDINARY SHARES AS OF A RECENT DATE?

         There is no public market for Antenna's Ordinary Shares. On September 30, 2002, the last full trading day prior to the public announcement of the Offer, the last reported sales price of the ADSs on the Nasdaq was $0.49 per ADS and on the London Stock Exchange (pound)0.67 per ADS. The $1.20 Offer Price represents a $0.71 (145%) per ADS premium over the market price on the Nasdaq prior to the public announcement of the Offer. On November 14, 2002, the most recent practicable date prior to the printing of this Offer, the last reported sales price of the ADSs on the Nasdaq was $1.09 per ADS. Holders are urged to obtain current and historical market quotations for the ADSs. See "The Offer--Price Range of ADSs; Dividends" in this Offer.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For any questions you may have regarding the Offer, you can call Georgeson Shareholder Communications Inc., the Information Agent for the Offer, toll-free in the U.S. at (866) 870-4331 or call (212) 440-9800 if outside the U.S. You can also access Antenna's public filings on the SEC's website at http://www.sec.gov. If you wish, you may contact us by calling Constantine Xydias at +30 210 684-5071.

         TO HOLDERS OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES OF
                                 ANTENNA TV S.A.

                                  INTRODUCTION

         Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and Praxis Global Investments Limited (collectively, the "Offerors"), each a corporation incorporated pursuant to the laws of the Republic of Ireland, hereby offer to purchase all of the outstanding ordinary shares, par value GRD 100 ("Ordinary Shares"), and all of the outstanding American Depositary Shares, each representing one half of one Ordinary Share ("ADSs"), of Antenna TV S.A., a Greek corporation ("Antenna").

         The price to be paid is U.S.$1.20 per ADS (each ADS representing one half of one Ordinary Share) or U.S.$2.40 or per Ordinary Share net to the seller in cash, without interest ("Offer Price"), upon the terms and conditions set forth in this Offer and in the related Letter of Transmittal (for ADSs). This Offer, together with the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the "Offer".

         The Offerors collectively hold approximately 80% of Antenna's outstanding Ordinary Shares and are controlled by the same individual members of the Kyriakou family that control Antenna.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF ADSs AND ORDINARY SHARES WHICH, WHEN ADDED TO THE ADSs AND ORDINARY SHARES THEN BENEFICIALLY OWNED BY THE OFFERORS OR THEIR AFFILIATES, WILL CONSTITUTE MORE THAN 95% OF THE TOTAL NUMBER OF OUTSTANDING ORDINARY SHARES (DIRECTLY OR IN THE FORM OF ADSs) AS OF THE DATE THE ADSs AND ORDINARY SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"). THE OFFERORS WILL PURCHASE AND PAY FOR ALL ADSs OR ORDINARY SHARES TENDERED IF THE MINIMUM TENDER CONDITION IS MET AT THE EXPIRATION TIME OF THE OFFER. THE OFFERORS MAY FROM TIME TO TIME EXTEND THE OFFER BY MAKING A PUBLIC ANNOUNCEMENT BY A PRESS RELEASE NO LATER THAN 9:00 A.M., NEW YORK CITY TIME, ON THE NEXT BUSINESS DAY AFTER THE PREVIOUSLY SCHEDULED EXPIRATION TIME. THE OFFERORS MAY ALSO MAKE AVAILABLE A SUBSEQUENT OFFERING PERIOD ON ONE OCCASION FOR A PERIOD OF NOT LESS THAN THREE AND NOT MORE THAN TWENTY BUSINESS DAYS DURING WHICH ALL ADSs AND ORDINARY SHARES TENDERED WILL BE PURCHASED AND PAID FOR AS THEY ARE TENDERED. THE OFFERORS MAY AMEND OR TERMINATE THE OFFER IF ANY OF THE EVENTS DESCRIBED IN "THE OFFER--CONDITIONS OF THE OFFER" HAVE OCCURRED.

         Tendering record holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Instruction 6 of the Letter of Transmittal, stock transfer taxes in respect of their sale of the ADSs or Ordinary Shares pursuant to the Offer. However, in order to avoid "backup withholding" of U.S. federal income tax at a rate of 30% of the gross payment received pursuant to the Offer and other related tax penalties, each holder tendering ADSs and each U.S. holder tendering Ordinary Shares is urged to provide the Offerors with either the holder's correct taxpayer identification number on Form W-9, or a certificate of the holder's non-U.S. status as a non-U.S. taxpayer on a Form W-8BEN, W-8IMY or other appropriate Form W-8. A substitute Form W-9 is included with the Offer materials and holders may obtain a Form W-8BEN, W-8IMY or other appropriate Form W-8 from the Depositary or the Information Agent. For more information, see "The Offer--Certain U.S. Federal Income Tax Consequences" in this Offer. The Offerors will pay all charges and expenses of the Information Agent and The Bank of New York (the "Depositary") incurred in connection with the Offer. See "The Offer--Fees and Expenses."

         According to filings by Antenna with the SEC and other publicly available sources, as of November 14, 2002, there were 19,849,440 Ordinary Shares issued and outstanding directly or in the form of ADSs. Of these, 15,946,846 Ordinary Shares (including 996,000 ADSs) are owned by the Controlling Shareholders, 488,094 Ordinary Shares are held by two founding shareholders of Antenna and 3,414,500 Ordinary Shares (in the form of ADSs) are held by a total of 15 holders of record. Therefore, the Controlling Shareholders hold in the aggregate Ordinary Shares that represented approximately 80% of the Ordinary Shares issued and outstanding.

         THE OFFER AND, IN THE CASE OF ADSs, THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         The Board of Directors of Antenna (the "Antenna Board"), by unanimous decision of those directors participating and based upon the recommendation of a special committee of independent directors of the Antenna Board (the "Special Committee"), has:

         o determined that the Offer and the transactions contemplated in the Offer are fair to and in the best interests of Antenna and its shareholders (other than the Controlling Shareholders); and

         o resolved to recommend that holders of Antenna's ADSs and Ordinary Shares accept the Offer. See "Special
                  Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer Recommendation of the Special Committee and the Antenna Board."

         Piraeus Bank has delivered to the Special Committee its written opinion dated November 11, 2002 to the effect that, as of that date and based upon and subject to the matters stated in such opinion, the Offer Price to be received by the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) in the Offer is fair from a financial point of view to such holders. The full text of the opinion delivered by Piraeus Bank to the Special Committee, dated November 11 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex A and is incorporated in this Offer by reference. Piraeus Bank's opinion is addressed to the Special Committee and relates only to the fairness of the Offer consideration, from a financial point of view, to the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates). Piraeus Bank's opinion does not address any other aspect of the Offer or any related transaction and was not intended to be and does not constitute a recommendation to any shareholder as to whether to tender or not tender shares in the Offer or as to any other matters relating to the Offer. The description of Piraeus Bank's opinion included in this document is qualified in its entirety by reference to Annex A. Holders of ADSs are urged to read the opinion carefully in its entirety. See "Special Factors--Opinion of Financial Advisor".

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

         Antenna was incorporated in 1989 under the laws of the Republic of Greece. Antenna was founded by Mr. Minos Kyriakou, its current Chairman, and began operating in December 1989 shortly after the introduction of private commercial television in Greece. On March 9, 1999, Antenna sold 7,700,000 ADSs representing 3,850,000 Ordinary Shares at $15.00 per ADS ($30.00 per Ordinary Share) in its initial public offering in the United States. The ADSs have been quoted on the Nasdaq National Market under the symbol "ANTV" and listed on the London Stock Exchange under the symbol "AEVD" since that time. Prior to its initial public offering in the United States, the Offerors owned, collectively, approximately 92.2% of Antenna's then outstanding Ordinary Shares. The Offerors did not sell any Ordinary Shares in the initial public offering.

         In spite of achieving leading market positions in the Greek media sector and in spite of general increases in revenues since its initial public offering, Antenna's share price has fallen over the past twenty months and further expansion has become increasingly difficult.

         Other than the Offerors, Antenna has three other record holders of its Ordinary Shares, two of whom hold approximately 2.45% of the outstanding Ordinary Shares and were shareholders prior to Antenna's initial public offering, and the third, the Depositary, is the record holder of approximately 19.7% of the Ordinary Shares underlying the ADSs (of which 2.4% and 0.2% of these Ordinary Shares are beneficially held in ADS form by Uniholdings and Holnest, respectively).

         Since its initial public offering in March 1999, Antenna has endeavored to increase the interests of others in Antenna and to expand the public ownership of Antenna. These efforts have included, among other things, a contemplated initial public offering in Greece, together with a public offering in the United States and elsewhere in Europe and a listing on the Athens Stock Exchange. The offerings and listing were abandoned in late 2000 because of unfavorable market conditions. For some months, Antenna has received various inquires from shareholders concerning Antenna's plans to increase shareholder value.

         On January 30, 2002, Mr. Minos Kyriakou, Antenna's Chairman and sole shareholder of Holnest, one of the Offerors, Mr. Theodore Kyriakou, Mr. Minos Kyriakou's son, then Chief Executive Officer of Antenna and the sole shareholder of Globecast, one of the Offerors, and Mr. Nikolaos Angelopoulos, Chief Financial Officer of Antenna, who is expected to continue as a director and Chief Financial Officer of Antenna following the completion of the Offer, met with a representative of an international private equity firm (the "Potential Investor") to discuss a potential strategic relationship between Antenna and the Potential Investor, in which the Potential Investor would acquire a 25-30% stake in Antenna (which, given the public float, would have involved a sale of some Ordinary Shares by the Controlling Shareholders).

         On February 20, 2002, Mr. Angelopoulos again met with the same representative of the Potential Investor. Mr. Angelopoulos indicated that the Kyriakou family was not prepared to entertain an offer from the Potential Investor at the time, and raised the possibility of refinancing some debt through the Potential Investor. At the end of the meeting, the representative left a copy of an unsigned letter, dated February 18, 2002, expressing interest in a possible investment in Antenna in conjunction with making an offer for the ADSs, at an indicative price of between $2.50 and $3.00, the average of which range was approximately 47% above the average ADS trading price on the Nasdaq National Market at the time. The proposal envisioned a sharing of any gain on exit by the Potential Investor. The proposal was subject to a number of conditions, including completion of satisfactory due diligence, the agreement of the Controlling Shareholders to provide the Potential Investor with minority protection rights and representation on the Antenna Board, closing of a tender offer for all of the Ordinary Shares (either directly or in the form of ADSs) not held by the Controlling Shareholders and the grant by the Controlling Shareholders of a right to compel the Controlling Shareholders to purchase all Ordinary Shares owned by the Prospective Investor at an agreed-upon price if an Antenna public offering did not occur within three years of the investment.

         The Kyriakou family determined that they were not prepared to meet the numerous conditions of the proposal, particularly those relating to minority protection, the dilution of the Controlling Shareholders' equity interest and the condition that the Controlling Shareholders grant the Potential Investor the right to compel the Controlling Shareholders to purchase any Ordinary Shares owned by them in the absence of a public exit in three years.

         On February 28, 2002, Mr. Angelopoulos in a phone conversation with the representative of the Potential Investor reiterated that the Controlling Shareholders were not interested in pursuing a transaction at that time.

         On March 14, 2002, the Kyriakou family informed the Antenna Board that they would not, for the reasons outlined above, support the Potential Investor's proposal. In light of the fact that the Potential Investor indicated that they would not proceed with their proposal without the support of the Controlling Shareholders, the Antenna Board determined not to present the Potential Investor's proposal to the holders of ADSs or Ordinary Shares.

         On September 16, 2002, Antenna received a letter from the Nasdaq National Market regarding the continued listing of the ADSs on the Nasdaq National Market. The letter stated that because the bid price of the ADSs was below $1.00 per ADS, Antenna did not meet the Nasdaq National Markets requirements for continued listing. The Nasdaq National Market indicated that Antenna had 90 calendar days, or until December 16, 2002, to regain compliance or the ADSs would be delisted from trading. Antenna considered various alternatives, including an ADS buyback program, to increase the bid price in order to maintain the Nasdaq National Market listing.

         On September 18, 2002, members of the Kyriakou family discussed various alternatives with respect to their individual investments in Antenna. Over the course of the next week, the Offerors, together with representatives of Paul, Weiss, Rifkind, Wharton & Garrison, legal counsel to the Offerors, evaluated several options, including maintaining or increasing, through share buybacks, their stake in Antenna and making an offer for all publicly-held ADSs and Ordinary Shares.

         The Offerors have confidence in Antenna, its future business prospects, its strategies for growth and its ability to pursue such strategies. See "- Purpose of the Offer; Plans for Antenna" in this Offer. Nonetheless, they have concluded that it is not possible to increase the size of public ownership in Antenna without unacceptable dilution.

         The Offerors concluded that there is no advantage to them or the public shareholders to continue as a public company in light of the inability to expand the ownership base and increase the size of Antenna, especially in light of the market price of the ADSs and the possible delisting of the ADSs from the Nasdaq National Market and the corresponding loss of liquidity. The Offerors believe that it is not in Antenna's best interest to continue to shoulder the burden and expense of being a public company (particularly as it relates to management's attention on investor relations). Therefore, the Offerors are prepared to make a tender offer for all of Antenna's outstanding ADSs and Ordinary Shares not already owned by the Controlling Shareholders in an effort to take Antenna private.

         On October 1, 2002, the Offerors determined to make an offer of $1.20 per ADS ($2.40 per Ordinary Share) for all of Antenna's outstanding ADSs and Ordinary Shares not already owned by the Controlling Shareholders (the "Proposal"). At such time, Mr. Minos Kyriakou delivered the Proposal to the Antenna Board. On October 1, 2002, Antenna publicly announced the receipt of the Proposal. Following the announcement of the Offer, the bid price of the ADSs closed above $1.00 per ADS for the required period of time satisfying the Nasdaq National Markets minimum bid requirements for continued listing from October 25, 2002 through the date of this Offer to Purchase.

         The Offerors did not conduct any formal valuation procedures or retain an independent investment advisor to consider the fairness of the Offer.

         On October 2, 2002, the Antenna Board met to discuss the Proposal. The Antenna Board formed the Special Committee composed of two independent directors, Professor Panagiotis Fotilas and Mr. George Antypas. The Antenna Board appointed Professor Fotilas as chairman of the Special Committee. None of the members of the Special Committee is an officer or employee of Antenna or any of the Offerors, or any of their respective affiliates. The Antenna Board delegated to the Special Committee, among other things, the responsibility and authority to review, evaluate and, if appropriate, negotiate the terms of the Proposal. The Kyriakou family members attended the meeting but excused themselves prior to any discussion or vote on the Proposal.

         The Special Committee was authorized by the Antenna Board to retain independent financial and legal advisors to assist it in its evaluation of the Proposal. During the first week of October 2002, the members of the Special Committee received presentations from several investment banking firms for the purpose of retaining independent financial advisors to the Special Committee with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer to the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates). On October 9, 2002, the Special Committee decided to retain Piraeus Bank ("Piraeus Bank") with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer to holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates). On October 10, 2002, the Special Committee retained Basil T. Pakos, Athens, Greece ("Patkos"), as its Greek legal advisor.

         On October 11, 2002, at the direction of the Special Committee, the Antenna Board approved the retention of the Piraeus Bank and Patkos, and Antenna issued a press release announcing that the Special Committee had been formed and had retained financial and legal advisors. The Kyriakou family members did not attend the meeting.

         On October 11, 2002, the Special Committee held its first meeting with Piraeus Bank and Patkos at the offices of Antenna. At the meeting, Patkos advised the Special Committee as to its fiduciary duties and responsibilities in considering and acting upon the Proposal. The Special Committee also discussed with Patkos various possible deal structures, current conditions in the financial markets, and the implications of the Offerors' statement in the Proposal that they would not consider a sale of any portion of their ownership interest in Antenna as part of any alternative to the Proposal.

         On October 11, 2002, Piraeus Bank began its review of Antenna, and Patkos commenced its legal review of the terms of the Proposal.

         From October 11, 2002 through November 6, 2002, representatives of Piraeus Bank and Patkos met with Antenna senior management to discuss Antenna's business, prospects and financial objectives, including management's financial forecasts for the period from December 31, 2001 through December 31, 2006.

         On October 31, 2002, the Special Committee held a telephonic meeting during which it reviewed with Piraeus Bank a number of factors, including management's financial projections. The Special Committee also discussed some of Antenna's strengths and weaknesses, including its market position, its balance sheet, its prospects for growth, the effect of changes in the markets in which Antenna operates and the Greek media sector generally.

         In the course of its evaluation of the Proposal throughout October 2002, the Special Committee concluded, in light of the Offerors' statement that they would not consider a sale of their respective interests in Antenna, that an acquisition of Antenna by a third party was not a feasible alternative. Accordingly, Piraeus Bank was not authorized to and did not solicit indications of interest from any third party with respect to an acquisition of Antenna.

         On November 7, 2002, the Special Committee held a telephonic meeting with its legal and financial advisors. Piraeus Bank made a presentation to the Special Committee regarding its financial analyses and delivered its oral opinion (confirmed in writing as of November 11, 2002) to the effect that as of such date and based on and subject to the matters set forth in its presentation and written opinion, the Offer Price to be received by the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) in the Offer is fair from a financial point of view to such holders. See "Special Factors--Opinion of Financial Advisor". At a meeting on November 12, 2002, after further discussion and consideration of the advice of its financial and legal advisors, the Special Committee:

         o determined that it is fair to and in the best interests of Antenna and the holders of ADSs and Ordinary Shares (other than the Controlling Shareholders) to recommend the Offer upon the terms and subject to the conditions of the Proposal;

         o resolved to recommend that the Antenna Board approve and declare advisable the Offer; and

         o resolved to recommend that the holders of ADSs and Ordinary Shares accept the Offer and tender their ADSs and Ordinary Shares pursuant thereto.

         On November 12, 2002, a meeting of the Antenna Board was convened at the Antenna offices to discuss the transaction and consider the recommendation of the Special Committee. All board members were present except members of the Kyriakou family, who did not attend the meeting in light of the subject matter being considered. At the meeting, the Special Committee advised the Antenna Board of its conclusions and summarized the reasons for its conclusions. After discussions with the Special Committee, the Antenna Board, by unanimous decision of those directors in attendance:

         o determined that the Offer and the transactions contemplated in the Offer are fair to and in the best interests of Antenna and its holder of ADSs and Ordinary Shares (other than the Controlling Shareholders); and

         o resolved to recommend that holders of ADSs and Ordinary Shares accept the Offer if submitted for their approval.

PURPOSE OF THE OFFER; PLANS FOR ANTENNA

         PURPOSE OF THE OFFER. The Offerors are making the Offer because the Offerors believe the Offer is the best way to take Antenna private while affording the public shareholders the opportunity to sell their ADSs and Ordinary Shares at a fair price. Antenna's management has endeavored to increase the interests of others in Antenna and to expand the public ownership of Antenna. These efforts have included the contemplated initial public offering in Greece, together with a public offering in the United States and elsewhere in Europe and a listing on the Athens Stock Exchange, and various other efforts to broaden the public interest in Antenna.

         The Offerors have confidence in Antenna, its future business prospects, its strategies for growth and its ability to pursue such strategies. The Offerors expect that Antenna will seek to:

         o reinforce its leadership position in the terrestrial broadcasting market;

         o leverage its leading position in the production of Greek language televisual content;

         o broaden its presence in other media-related businesses such as radio and publishing;

         o expand its use of digital satellite television and internet as further distribution channels for content and its brand;

         o        pursue complementary business opportunities; and

         o reinforce its position outside of Greece and continue to further expand geographically in the Balkan countries and also evaluate a possible expansion to the Middle East,

in order to become the leading media group in Greece and for Greek-speaking audiences outside of Greece. Nonetheless, the Offerors have concluded that it is not possible to increase the size of public ownership in Antenna without unacceptable dilution. In the short- and medium-term, the Offerors expect to see improvements in Antenna's net revenue, advertising revenue and cash flow from operations and further decreases in its operating expenses.

         The Offerors have also concluded that there is no advantage to them or the public shareholders to continue as a public company in light of the inability to expand the ownership base and increase the size of Antenna, especially in light of the market price of the ADSs. The Offerors believe that it is not in Antenna's best interest to continue to shoulder the burden and expense of being a public company (particularly as it relates to management's attention on compliance and investor relations). Therefore, the Offerors are prepared to make a tender offer for all of Antenna's outstanding ADSs and Ordinary Shares not already owned by the Controlling Shareholders in an effort to take Antenna private.

         OTHER. Under Greek corporate law, the Offerors are not able to undertake a second-step transaction to acquire ADSs and Ordinary Shares from those holders who do not participate in the Offer. However, the Offerors will explore other alternatives to acquire the entire equity interest in Antenna. The Offerors may seek to acquire additional ADSs and Ordinary Shares from holders. Although the Offerors currently have no plans with respect to such acquisitions, future ADS and Ordinary Share acquisitions may be by open market or privately negotiated purchases or otherwise. The Offerors anticipate that Antenna will terminate the Deposit Agreement relating to the ADSs following the Offer and, accordingly, holders of ADSs who fail to tender their ADSs in the Offer will receive Ordinary Shares upon such termination.

         The decision to enter into such future transactions and the forms they might take will depend upon relevant legal considerations and business and economic circumstances then existing, including the financial resources, the business, tax and accounting objectives of the Offerors, the availability and alternative uses of funds, money market and stock market conditions and general economic conditions.

         APPRAISAL RIGHTS. None of the Greek corporation law, Antenna's Articles of Association, Antenna's Memorandum of Association or the Offer provides for appraisal or other similar rights.

         PLANS FOR ANTENNA AFTER COMPLETION OF THE OFFER. The Offerors currently expect that following the Offer the business and operations of Antenna will continue as currently conducted and that Antenna will continue to pursue its growth strategies. The Offerors intend that Antenna's operations will continue to be managed by its existing executive officers.

         Upon completion of the Offer, the interest of each of the Offerors in Antenna's net book value and net earnings will be in proportion to the number of Ordinary Shares owned by such Offeror. If the Offer is successful and all of the outstanding ADSs and Ordinary Shares, other than those already owned by the Offerors, are tendered to the Offer, collectively, the Offerors' interest in such items and in Antenna's equity will equal 100%, and the Offerors will be entitled to all benefits resulting from such interest, including the portion of income generated by Antenna's operations and any future increase in Antenna's value.

         Similarly, after completion of the Offer, each of the Offerors will indirectly bear its proportionate share of any losses generated by Antenna and any future decrease in the value of Antenna. Based on Antenna's results for the fiscal year ended December 31, 2001, upon successful completion of the Offer (assuming all of the outstanding ADSs and Ordinary Shares, other than those already owned by the Offerors and their affiliates, are tendered to the Offer), the Offerors' beneficial share in Antenna's net book value and net earnings would increase from approximately 80% to 100% or by approximately $13 million and $6.1 million, respectively. Subsequent to a successful consummation of the Offer (assuming all of the outstanding ADSs and Ordinary Shares, other than those already owned by the Offerors and their affiliates, are tendered to the Offer), current holders of ADSs and Ordinary Shares of Antenna not controlled by the Offerors or their affiliates will cease to have any equity interest in Antenna, will not have the opportunity to participate in the earnings and growth of Antenna and will not have any right to vote on corporate matters. Similarly (assuming all of the outstanding ADSs and Ordinary Shares, other than those already owned by the Offerors, are tendered to the Offer), current holders of ADSs and Ordinary Shares will not face the risk of losses generated by Antenna's operations or decline in Antenna's value. If the Offer is completed but less than all of the outstanding ADSs and Ordinary Shares are tendered to the Offer, the current shareholders of Antenna who have not tendered their ADSs and Ordinary Shares in the Offer will have a proportionate share of the equity interests in Antenna and a proportionate participation in the earnings and growth of Antenna and in its losses or declines in value.

         There is no public market for the Ordinary Shares. The ADSs are currently traded on the Nasdaq National Market and on the London Stock Exchange. Following the consummation of the Offer, it is expected that there will be so few remaining public ADS holders that the ADSs will no longer meet certain of the other Nasdaq National Market requirements for continued listing. Antenna is expected upon the closing of the Offer to apply to delist from the Nasdaq National Market and the London Stock Exchange and to de-register as a reporting company under the Exchange Act. Accordingly, there will be no publicly traded equity securities of Antenna outstanding. A notice period of not less than 20 business days prior to the cancellation of the London Stock Exchange listing will commence upon the closing of the Offer and the announcement that the Offer has closed will state that the notice period has commenced and the anticipated date of the delisting. See "The Offer--Effect of the Offer on the Market for the ADSs and Ordinary Shares" in this Offer.

         Except as otherwise discussed in this Offer, the Offerors have no current plans that would result in any extraordinary corporate transaction, such as an amalgamation, reorganization, liquidation involving Antenna or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of Antenna or any of its subsidiaries or in any other material changes to Antenna's capitalization, dividend policy, indebtedness corporate structure, business or composition of the Antenna Board or the management of Antenna. Any future such transaction or change would depend on a variety of factors, including market conditions, alternatives to such transaction or change, and the terms and conditions of any possible transaction.

CONSEQUENCES OF NOT TENDERING TO THE OFFER

         As discussed above, the Offerors anticipate that Antenna will terminate the Deposit Agreement. As such, holders of ADSs that do not tender into the Offer will receive Ordinary Shares (one half of one Ordinary Share per ADS) upon such termination, with fractional shares being rounded-up to the next whole Ordinary Share. The Ordinary Shares are not listed on any securities exchange, and there are transfer procedures under Greek corporate law and the Media Law that restrict the ability to transfer Ordinary Shares. The Ordinary Shares will also be subject to ownership restrictions provided for in the Media Law and, assuming satisfaction of the minimum tender condition, will lose certain minority protections afforded by Greek corporate law.

         TRANSFER RESTRICTIONS. Pursuant to Law 2328/1995, and applicable taxation legislation, the transfer of shares of a Greek company that are not listed on the Athens Stock Exchange must be effected by a notarial deed, following payment of the relevant share transfer tax by the transferor, which amounts to 5% of the value of the transaction (pursuant to an evaluation acceptable to the tax inspectors), otherwise the transfer is null and void. After payment of this tax, the transferor delivers the ordinary shares to the transferee and a relevant entry is made in the shareholders registry of the company, dated and signed by the transferor and the transferee. Subsequently, the company either cancels the transferred ordinary shares and issues new certificates in the name of the transferee or endorses the name, address or registered seat, business activity and nationality of the transferor and the transferee on the reverse of the transferred ordinary shares. The Media Law requires that a notarized deed of transfer (apostilled if notarized outside of Greece) be filed with the NCRT and the Greek Minister of Press within ten days of the transfer, otherwise the transfer is null and void. The individual or entity whose name is shown in the shareholders registry will be considered a shareholder by the company under applicable Greek company law. The transfer tax and transfer restrictions do not apply to Ordinary Shares held in ADS form. However, to the extent the Deposit Agreement is terminated and ADSs are surrendered and exchanged for Ordinary Shares, the holders of ADSs that do not tender to the Offer, and thus become holders of Ordinary Shares, will be subject to the foregoing rules.

         OWNERSHIP RESTRICTIONS. The Media Law and Greek Presidential Decree 310/1996 "For the Control and Transparency in the Broader Business of Mass Media," provide for close supervision by the Greek government over broadcasting companies and their shareholders. As a result, to the extent the Deposit Agreement is terminated and ADSs are surrendered and exchanged for Ordinary Shares, the holders of the ADSs that do not tender into the Offer, and thus become holders of Ordinary Shares, will be subject to the following restrictions that do not currently apply to the ADSs.

         o If the holder of Ordinary Shares is a corporation or a similar entity, then shares of such corporation must also be registered on the shareholder register of Antenna in the name of each of the individual shareholders of such corporation, and, if such shareholders are also corporations or similar entities, then their shares must be registered, until ownership traces down to a physical person. In addition, filings providing the name and address of each holder of Ordinary Shares, and their relatives to the fourth degree, are required to be made by holders with the NCRT on an annual basis. If a holder of Ordinary Shares is a corporation, such filings are also required by each of its shareholders and their shareholders (down to the actual persons that are the beneficial owners), directors and officers. The foregoing requirement does not apply to shareholdings of up to 15% by corporations incorporated outside of Greece whose shares are in registered form, provided such corporations are public companies with a large shareholder base, have strong financial standing and are engaged in audiovisual production, or to open-ended mutual funds qualifying as Undertakings for Collective Investments in Transferable Securities ("UCITS") provided no single UCITS holds more than 2.5% of Antenna's share capital and UCITSs in aggregate hold not more than 10% of Antenna's share capital.

         o Holders of Ordinary Shares as well as directors and officers of Antenna must declare in writing to the NCRT on an annual basis that they do not participate in any capacity in more than two types of media enterprises (defined below), and that they are not prevented from owning the Ordinary Shares because of the restrictions imposed by the Media Law. The same restriction applies to their relatives to the fourth degree by marriage or bloodline.

         o Holders of Ordinary Shares are required to disclose annually their sources of income to the Greek Supreme Court's Public Prosecutor and to the NCRT.

         o Directors, officers and shareholders of Antenna (and, if such shareholders are corporations, its shareholders, directors, officers and shareholders), and their relatives to the fourth degree by marriage or bloodline, may not be involved in the business of public works or public supplies rendered to the Greek government, nor participate in any capacity (e.g. director, officer or shareholder) in companies that provide such services to the Greek government.

         o Directors, officers and shareholders of Antenna (and, if such shareholders are corporations, its shareholders, directors, officers and shareholders), and their relatives to the fourth degree by marriage or bloodline, may not be involved in any capacity in independent audiovisual production, audience measurement and/or advertising, nor participate in any capacity (e.g. director, officer or shareholder) in companies that engage in such activities.

         o No shareholder of a licensed broadcaster (and, if any such shareholders is a corporation, none of its directors, officers and shareholders and/or their directors and officers) may invest in, or serve as a director or officer of, any other television broadcaster. However:

                  o a shareholder, director or officer of a licensed free-to-air television broadcaster may also participate in no more than two subscription broadcasters, provided that each such subscription broadcaster transmits under a different platform. The different platforms are cable, satellite or terrestrial; and

                  o a shareholder, director or officer of a subscription broadcaster may also participate in no more than one other subscription broadcaster, provided that such other subscription broadcaster transmits under a different platform.

         o No shareholder of a licensed broadcaster (including a holder of Ordinary Shares) may invest in, or serve as a director or officer of, more than two types of media enterprises. Media enterprises mean:

                  o        television broadcasters of any kind;

                  o        radio broadcasters of any kind; and

                  o        daily press publishers (excluding magazines).

         Any holder of Ordinary Shares that does not meet the foregoing ownership restrictions will be obligated to dispose of their Ordinary Shares within three months of the date such shareholder fails to satisfy any of the above restrictions. Such an Ordinary Shareholder is also disqualified from participating in any shareholder votes and receiving dividends from Antenna.

         MINORITY PROTECTION RIGHTS. If the minimum tender condition is satisfied and the Offerors acquire ADSs and Ordinary Shares pursuant to the Offer, certain minority rights provided for under Greek corporate law will no longer be available. Greek corporate law provides that minority protection rights are only available to holders of 5% or more of a corporation's ordinary shares, individually or when acting in concert. Upon completion of the Offer, assuming that the minimum tender condition has not been waived, holders of Ordinary Shares would not be entitled to request a Greek court for an annulment of a shareholder resolution or receive certain information relating to Antenna.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE ANTENNA BOARD; FAIRNESS OF THE OFFER

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE ANTENNA BOARD

         The Special Committee, at a meeting held on November 12, 2002:

         o determined that it is fair to and in the best interests of Antenna and the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) to recommend the Offer upon the terms and subject to the conditions of the Proposal;

         o resolved to recommend that the Antenna Board approve and declare advisable the Offer; and

         o resolved to recommend that the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) accept the Offer and tender their ADSs and Ordinary Shares pursuant to the Offer.

         On November 12, 2002, the Antenna Board, by unanimous decision of those directors participating and based upon the recommendation of the Special
Committee:

         o determined that the Offer and the transactions contemplated in the Offer are fair to and in the best interests of Antenna and the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates); and

         o resolved to recommend that the holders of ADSs and Ordinary Shares accept the Offer if submitted for their approval.

         Messrs. Minos Kyriakou, Xenophon Kyriakou and Theodore Kyriakou and Ms. Athina Kyriakou did not attend the meeting in light of their positions as shareholders of the Offerors.

FAIRNESS OF THE OFFER

         THE SPECIAL COMMITTEE

         In reaching the recommendations described above, the Special Committee considered a number of factors, including the following:

         1. ANTENNA OPERATING AND FINANCIAL CONDITION. The Special Committee took into account the current and historical financial condition and results of operations of Antenna, as well as the prospects and strategic objectives of Antenna, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the general economy and in the sectors in which Antenna operates or has interests. The Special Committee also took into account the value of Antenna's investment in Euroholding Capital Investment Corp. (previously known as Athenian Capital Holdings S.A.) and, for purposes of considering the fairness of the Offer, assumed that Mr. Minos Kyriakou purchased from Antenna its entire stake in Euroholding for (euro)45.6 million plus interest accruing since the date of Antenna's investment but less taxes. See "Special Factors-Related Party Transactions in this Offer".

         2. PIRAEUS BANK FINANCIAL ANALYSIS AND OPINION. The Special Committee considered the presentation delivered on November 7, 2002 by Piraeus Bank and its written opinion dated November 11, 2002 to the effect that, as of such date and based upon and subject to the matters stated in such opinion, the Offer consideration to be received by the holders of ADSs or Ordinary Shares (other than the Offerors and their affiliates) in the Offer is fair from a financial point of view to such holders. The full text of the opinion delivered by Piraeus Bank to the Special Committee dated November 11, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex A and is incorporated in this Offer by reference. Piraeus Bank's opinion is addressed to the Special Committee and relates only to the fairness of the Offer consideration, from a financial point of view, to the holders of ADSs or Ordinary Shares (other than the Offerors and their affiliates). Piraeus Bank's opinion does not address any other aspect of the Offer or any related transaction and was not intended to be and does not constitute a recommendation to any holder as to whether to tender or not tender ADSs or Ordinary Shares in the Offer or as to any other matters relating to the Offer. The description of Piraeus Bank's opinion included in this document is qualified in its entirety by reference to Annex A. Holders of ADSs and Ordinary Shares are urged to read the opinion carefully in its entirety. See "Special Factors--Opinion of Financial Advisor".

         3. RELATION TO CERTAIN MARKET PRICES. The Special Committee considered the relationship of the Offer Price to the historical market prices of the ADSs. On September 30, 2002, the last full trading day prior to the public announcement of the Offerors' intent to make the Offer, the last reported sales price of the ADSs on the Nasdaq National Market was $0.49 per ADS. The $1.20 Offer Price represents a $0.71 (145%) per ADS premium over the market price on the Nasdaq National Market prior to the public announcement of the Offer.

         4. TIMING OF THE OFFER. The Special Committee considered the timing of the Offer, and particularly the fact that it was made following declines in the trading price of Antenna's ADSs. The Special Committee considered that, despite having achieved a leading market position in the Greek media sector and despite general increases in revenues since its initial public offering, Antenna's share price had fallen over the past twenty months and further expansion had become increasingly difficult. The Special Committee also considered that, since its initial public offering in March 1999, Antenna's management has endeavored to increase the interests of others in Antenna and to expand the public ownership of Antenna. Furthermore, the Special Committee considered the fact that on September 16, 2002, Antenna received a letter from the Nasdaq National Market regarding the continued listing of the ADSs on the Nasdaq National Market. The letter stated that because the bid price of the ADSs was below $1.00 per ADS, Antenna did not meet the Nasdaq National Markets requirements for continued listing. The Nasdaq National Market indicated that Antenna had 90 calendar days, or until December 16, 2002, to regain compliance or the ADSs would be delisted from trading. Compliance was regained on October 25, 2002. The Special Committee noted, however, that the increase in the bid price of the ADSs and the satisfaction of the Nasdaq requirements occured only after the Offer was announced on October 1, 2002. In the opinion of the Special Committee, the increase in the bid price of the ADSs and the satisfaction of the Nasdaq requirements was likely the result of the announcement of the Offer.

         5. LIKELY EFFECT ON THE MARKET PRICE OF THE ADSS IF THE OFFER WERE WITHDRAWN. The Special Committee considered the possible trading prices of the ADSs in the short- through the long-term if the Offer were to be withdrawn or rejected. The Special Committee concluded that the trading value of the ADSs likely would decline in the short- and medium-term as a result of a withdrawal or rejection of the Offer in combination with Antenna's financial outlook and that the long-term trading value of the ADSs appeared uncertain in light of Antenna's historical trading record and its difficulty in creating a broader ownership base for its ADSs and Ordinary Shares.

         6. FORM OF THE CONSIDERATION; TAXABLE TRANSACTION. The Special Committee took into consideration that the shareholders would be paid in cash for the ADSs and Ordinary Shares tendered to the Offer, and the certainty of value of such cash consideration compared to stock, particularly in light of recent market volatility. The Special Committee was aware that the consideration received by holders of ADSs and Ordinary Shares in the Offer would be taxable to some holders for income tax purposes.

         7. LIQUIDITY OF ADSS. The Special Committee considered the fact that the Offer would provide liquidity for public shareholders whose ability to sell their ADSs has been adversely affected by the limited trading volume and small public float of the ADSs.

         8. STRATEGIC ALTERNATIVES. The Special Committee considered the fact that the Kyriakou family interests currently control approximately 80% of the equity of Antenna. While the Special Committee recognized that unaffiliated shareholders who tender their ADSs and Ordinary Shares will be helping to foreclose the possibility of a sale of Antenna to an unaffiliated third party, any alternative transaction was impossible without the consent of the Kyriakou family interests which would not likely be obtained. Accordingly, the Special Committee concluded that an acquisition of Antenna by a third party was not a feasible alternative. The Special Committee considered the fact that on January 30, 2002, Mr. Minos Kyriakou, Mr. Theodore Kyriakou and Mr. Nikolaos Angelopoulos, the Chief Financial Officer of Antenna, met with a representative of the Potential Investor to discuss a potential strategic relationship between Antenna and the Potential Investor, in which the Potential Investor would acquire a 25-30% stake in Antenna (which, given the public float, would have involved a sale of some Ordinary Shares by the Controlling Shareholders), and that the Potential Investor expressed interest in a possible investment in Antenna in conjunction with making an offer for the ADSs, at an indicative price of between $2.50 and $3.00, the average of which range was approximately 47% above the average ADS trading price on the Nasdaq National Market at the time. The Special Committee was aware that the proposal envisioned a sharing of any gain on exit by the Potential Investor and was subject to a number of conditions, including completion of satisfactory due diligence, the agreement of the Controlling Shareholders to provide the Potential Investor with minority protection rights and representation on the Antenna Board, closing of a tender offer for all of the Ordinary Shares (either directly or in the form of ADSs) not held by the Controlling Shareholders and the grant by the Controlling Shareholders of a right to compel the Controlling Shareholders to purchase all Ordinary Shares owned by the Prospective Investor at an agreed-upon price if an Antenna public offering did not occur within three years of the investment. The Special Committee was also aware that the Kyriakou family determined that they were not prepared to meet the numerous conditions of the proposal, particularly those relating to minority protection and the condition that the Controlling Shareholders grant the Potential Investor the right to compel the Controlling Shareholders to purchase any Ordinary Shares owned by them in the absence of a public exit in three years.

         9. PROCEDURAL FAIRNESS. The Special Committee considered the fact that each holder of ADSs and Ordinary Shares is able to decide voluntarily whether or not to tender their ADSs or Ordinary Shares in the Offer. Additionally, the Offer contains procedures for holders of ADSs and Ordinary Shares to withdraw their tendered ADSs or Ordinary Shares.

         10. TIMING OF COMPLETION. The Special Committee considered the anticipated timing of consummation of the Offer, which should allow holders of ADSs and Ordinary Shares to receive the Offer Price promptly.

         11. LIMITED CONDITIONS TO CONSUMMATION. The Special Committee considered the fact that the obligation of the Offerors to consummate the Offer is subject to a limited number of conditions., with no financing condition and no alternative-financing plan in place; however, the Special Committee believes that the Offerors have the financial resources to consummate the Offer expeditiously. Moreover, each condition other than those dependent upon necessary government or regulatory approval, must be satisfied or waived on or before the Expiration Time.

         12. DISCUSSION WITH THE KYRIAKOU FAMILY INTERESTS. The Special Committee considered the discussions between the Special Committee and the Offerors and their respective advisers, and the judgment of the Special Committee that the Offer Price was the highest price that the Offerors would be willing to pay.

         The members of the Special Committee evaluated the Offer in light of their knowledge of the business, financial condition and prospects of the Company. In view of the wide variety of factors considered in connection with the evaluation of the Offer, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign numerical weights to the specific factors it considered in reaching its determination.

         The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee.

THE ANTENNA BOARD

         In reaching its determinations referred to above, the Antenna Board considered the following factors, each of which, in the view of the Antenna Board, supported such determinations:

         o        the conclusions and recommendations of the Special Committee;
                  and

         o the factors referred to above as having been taken into account by the Special Committee.

         The members of the Antenna Board, including the members of the Special Committee but excluding members of the Kyriakou family, evaluated the Offer in light of their knowledge of the business, financial condition and prospects of Antenna, and based upon the advice of financial and legal advisors.

         The Antenna Board, including the members of the Special Committee, believes that the Offer is procedurally fair based upon a number of factors, including:

         o the fact that the Special Committee consisted of independent directors appointed to represent the interests of holders of ADSs and Ordinary Shares (other than the Controlling Shareholders);

         o the fact that the Special Committee retained and was advised by its own independent legal counsel;

         o the fact that the Special Committee retained and was advised by Pireaus Bank, as its independent financial advisor, with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer to the holders of ADS and Ordinary Shares (other than the Offerors and their affiliates); and

         o the nature of the deliberations under which the Special Committee evaluated the Offer and the alternatives to the Offer.

         The Antenna Board and the Special Committee recognized that, while the consummation of the Offer will result in all holders of ADSs and Ordinary Shares (other than the Controlling Shareholders) being entitled to receive $1.20 per ADS ($2.40 per Ordinary Share) in cash for each of their ADSs or Ordinary Shares, as applicable, it will eliminate the opportunity for current holders (other than the Controlling Shareholders) to participate in the benefit of increases, if any, in the value of Antenna's business following the completion of the Offer. Nevertheless, the Special Committee and the Antenna Board concluded that this fact did not justify foregoing the receipt of the immediate cash premium represented by the Offer Price.

         Neither the Special Committee nor the Antenna Board considered the liquidation of Antenna's assets to be a viable course of action. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer.

         In view of the wide variety of factors considered in connection with their evaluation of the Offer, neither the Special Committee nor the Antenna Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations. The foregoing discussion of the information and factors considered by the Special Committee and the Antenna Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Antenna Board. Antenna's executive officers have not been asked to make a recommendation as to the Offer.

OPINION OF FINANCIAL ADVISOR

         Under an engagement letter, dated October 11, 2002, the Special Committee retained Piraeus Bank to render an opinion as to the fairness, from a financial point of view, of the Offer consideration of $1.20 per ADS and $2.40 per Ordinary Share to be paid to the holders of ADSs and Ordinary Shares, respectively (other than the Offerors and their affiliates, as to whom Piraeus Bank was not requested to express an opinion). Piraeus Bank was retained with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer.

         Piraeus Bank is an EU-based bank providing a full range of commercial and investment banking and asset management activities in Greece and other foreign locations. It is a provider of financial advisory services in the Greek market in connection with public offerings, business valuations and corporate restructurings.

         On November 7, 2002, Piraeus Bank delivered an oral opinion, confirmed by a written opinion dated November 11, 2002, to the effect that, as of such date and based upon and subject to the matters stated in such opinion, the Offer consideration to be received by the holders of ADSs or Ordinary Shares (other than the Offerors and their affiliates) in the Offer is fair from a financial point of view to such holders. The full text of the written opinion delivered by Piraeus Bank to the Special Committee dated November 11, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex A and is incorporated in this Offer by reference. Piraeus Bank's opinion is addressed to the Special Committee and relates only to the fairness of the Offer consideration, from a financial point of view, to the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates). Piraeus Bank's opinion does not address any other aspect of the Offer or any related transaction and was not intended to be and does not constitute a recommendation to any shareholder as to whether to tender or not tender ADSs or Ordinary Shares in the Offer or as to any other matters relating to the Offer. The description of Piraeus Bank's opinion included in this document is qualified in its entirety by reference to Annex A. Holders of ADSs are urged to read the opinion carefully in its entirety.

         In arriving at its opinion, Piraeus Bank has made such analyses and inquiries as it deemed necessary and appropriate under the circumstances, including:

         o reviewing Antenna's audited annual reports for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001, prepared according to US GAAP and filed according to relevant SEC rules in place;

         o reviewing unaudited financial statements of Antenna for the period January 1, 2002 to June 30, 2002 prepared according to US GAAP and filed accordingly;

         o reviewing unaudited financial statements of Antenna for the period January 1, 2002 to September 30, 2002 prepared according to US GAAP and filed accordingly;

         o        reviewing other publicly available information concerning
                  Antenna;

         o reviewing forecasts and projections prepared by Antenna management for the fiscal years ending December 31, 2002 through December 31, 2006;

         o meeting with, or holding discussions with, authorised members of the Special Committee and management to discuss the operations, financial condition and future prospects of Antenna;

         o reviewing the historical market prices and trading volume for the ADSs quoted on Nasdaq National Market for the last six months prior to the announcement of the Offer;

         o reviewing and analyzing certain publicly available financial data for certain companies similar to Antenna;

         o reviewing and analyzing certain publicly available information for certain transactions that were deemed similar to the Offer; and

         o performing such other analyses, reviewing such other information and considering such other factors as were deemed appropriate.

         Piraeus Bank relied on and assumed, without independent verification or investigation, the accuracy and completeness of the information supplied to or discussed with it and does not assume any responsibility with respect to it. Piraeus Bank did not conduct any valuation or appraisal of any of the assets or liabilities of Antenna, including any appraisal of intellectual properties of Antenna, nor have any such valuations or appraisals been provided to Piraeus Bank, nor did it conduct any physical inspection of the properties and facilities of Antenna.

         Piraeus Bank relied upon and assumed that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Antenna, and that there has been no material change in the assets, financial condition, business or prospects of Antenna since the date of the most recent financial statements made available to Piraeus Bank.

         Piraeus Bank did not express any opinion as to the underlying valuation, future performance or long-term viability of Antenna, or the price at which the Antenna shares would trade or otherwise be transferable subsequent to announcement of the proposed transaction. In connection with its engagement, Piraeus Bank was not requested to, and did not, solicit third-party indications of interest in the acquisition of all or a part of Antenna or negotiate with the Offerors regarding the Offer consideration.

         Piraeus Bank has relied upon and assumed the legality, validity and enforceability of the Offer and any other Antenna transaction or agreement presented to Piraeus Bank in the course of its engagement. Piraeus Bank's opinion is focused on the financial aspects only and does not include any legal or tax opinions, assessments or reviews.

         The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Therefore, Piraeus Bank believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular form, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

         Piraeus Bank expressed no view as to, and its opinion and analysis do not address, the relative merits of the Offer as compared to any alternative business strategies that might exist for Antenna or the effect of any other transaction in which Antenna might engage. Piraeus Bank opinion and analysis were necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Piraeus Bank, as of the date of such opinion and analysis. Piraeus Bank was not asked to, and it did not, make any recommendations to the Special Committee with respect to the Offer or the Offer consideration as proposed. It should be understood that, although subsequent developments may affect its opinion, Piraeus Bank does not have any obligation to update, revise or reaffirm its opinion.


         Piraeus Bank prepared these analyses solely for purposes of Piraeus Bank providing its opinion to the Antenna Special Committee as to the fairness from a financial point of view of the Offer consideration. The estimates contained in Piraeus Bank analysis and the reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by its analysis. In addition, an analysis relating to businesses or securities does not necessarily purport to be an appraisal or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Piraeus Bank analysis and estimates are inherently subject to substantial uncertainty.


         As described above, Piraeus Bank's opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Offer. The foregoing summary does not purport to be a complete description of the analyses performed by Piraeus Bank in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Piraeus Bank attached as Annex A.

         Antenna has agreed to indemnify and hold harmless Piraeus Bank and its affiliates and any other person, director, employee or agent of Piraeus Bank or any of its affiliates, or any person controlling Piraeus Bank or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Piraeus Bank to Antenna and to reimburse Piraeus Bank for its reasonable expenses.

         A copy of Piraeus Bank's written presentation to the Special Committee has been filed as an exhibit to the Schedule TO filed by the Offerors with the SEC in connection with the Offer and is available as set forth below under "Available Information".

         In its analyses, Piraeus Bank considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Antenna. No company, transaction or business used in Piraeus Bank's analyses as a comparison is identical to Antenna or the proposed Offer, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Offer, public trading or other values of the companies, business segments or transactions analyzed.

         In arriving at its opinion, Piraeus Bank made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. In view of the variety of analyses and factors considered by it in connection with its opinion, Piraeus Bank did not find it practicable to and did not quantify or otherwise assign relative weights to the specific analyses or factors considered in reaching its opinion. Accordingly, Piraeus Bank believes that its analyses and factors must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the processes underlying such opinion.

         Although Piraeus Bank evaluated the Offer consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the Offer. The decision to recommend the offer was solely that of the Special Committee and Antenna Board. Piraeus Bank's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Offer and should not be viewed as determinative of the views of the Special Committee, the Antenna Board or management with respect to the Offer or the Offer consideration.

         The following is a summary of the material analyses underlying Piraeus Bank's opinion presented to the Special Committee on November 11, 2002.

         MARKET MULTIPLES APPROACH. This approach uses a company's stock market and financial (accounting) reporting data in combined ratio formats ("market multiples") in an effort to evaluate market performance relative to financial data over periods of time among companies operating in the same industry or across relevant industries.

         In order to analyze Antenna as an integrated media group with activities in television broadcasting, radio broadcasting and publishing, each activity was reviewed independently based on relevant market multiples. Results were then weighted according to the contribution of each activity in Antenna's revenues during the last two years.

         The review group consisted of twelve media companies, all operating in Europe. Five were television broadcasters (Carlton Communication Plc, Ulster Television Plc, Mediaset Group, Teletypos and Eleftheri Tileorasi), three were radio broadcasters (Capital Radio, Scottish Radio Holding and GWR Group Plc), and four were publishing companies (EMAP Plc, Future Network Plc, Arnoldo Mondatori and Sanoma WSOY Corp).

         The market multiples finally selected for the purpose of the current analysis were the following:

         o        Market Capitalisation over Book Value (P/BV)

         o        Enterprise Value over Sales (EV/S)

         o        Enterprise Value over Earnings before Interest and Tax
                  (EV/EBIT)

         All market prices were extracted from Bloomberg for a six-month period prior to the Offer announcement (October 1, 2002), while companies' financial results were taken from published annual reports. Within the selected time period, market multiples were calculated for sub periods of one week, one month and six months. For comparison purposes, all data were expressed in US dollars using the conversion rate of October 1, 2002.

         Results are presented in the table below.

         ==========================================================================================================================
                    WEIGHTED MARKET MULTIPLES                                             ANTENNA
         --------------------------------------------------------------------------------------------------------------------------
                                                             IMPLIED EQUITY REFERENCE RANGE      IMPLIED ADS REFERENCE RANGE
         --------------------------------------------------------------------------------------------------------------------------
                     1 - wk   1 - mth  3 - mths 6 - mths   1 - wk   1 - mth  3 - mths 6 - mths  1 - wk  1 - mth  3 - mths 6- mths
         --------------------------------------------------------------------------------------------------------------------------
                                                                      (in US $ mn)                          (in US $)
         --------------------------------------------------------------------------------------------------------------------------
         P/BV          3.29x     3.45x    3.62x     4.04x   211.27    221.83   232.39   259.82     5.32     5.59     5.85     6.54
         --------------------------------------------------------------------------------------------------------------------------
         EV/S          2.68x     2.83x    2.94x     3.27x   270.47    293.88   310.78   362.54     6.81     7.40     7.83     9.13
         --------------------------------------------------------------------------------------------------------------------------
         EV/EBIT      13.11x    13.94x   15.13x    17.64x    38.63     50.52    67.53   103.27     0.97     1.27     1.70     2.60
         ==========================================================================================================================

Note:    1 - week (9/25/2002 - 10/1/2002), 1 - month (9/2/2002 - 10/1/2002)
/(1st of September was Sunday), 3 - months (7/1/2002- 10/1/2002) and 6 - months (4/1/2002 -10/12002).


         The market multiples approach implies a reference range from $0.97 to $9.13 per ADS.

         DISCOUNTED CASH FLOW APPROACH. Piraeus Bank performed a discounted cash flow analysis of Antenna to estimate the present value of the unlevered, after-tax cash flows that Antenna could generate over calendar years 2002 to 2006, based on projections provided by the management of Antenna. See "The Offer-Certain Forward-Looking Information". Unlevered after-tax cash flow was calculated as the after-tax operating earnings excluding any interest income and expense, plus depreciation and amortization, plus or minus net changes in non-cash working capital, minus capital expenditures. Terminal value was calculated, using the perpetuity formula and assuming that unlevered after-tax cash flow will grow at 2.0% per annum from 2006 and thereafter. The cash-flow streams and the terminal value were then discounted to present using a discount rate of 10.75%. This approach resulted in a reference amount of $0.57 per ADS.

         SELECTED TRANSACTIONS APPROACH. The selected transactions approach estimated a reference range for Antenna by comparing it to the price paid for companies that were targets of mergers and acquisitions and/or generally subject to tender offers during the period July 20, 2002 to October 10, 2002. Transactions were selected by applying the following criteria:

         o        that companies were listed on NASDAQ;

         o        that companies operate in the broader services sector;

         o that the transactions were in the form of cash offers to acquire 100% of the company shares; and

         o        that the transactions resulted in stock delistings.

         This search yielded a group of ten transactions as presented below:

================================================================================
         BIDDER                                         TARGET
--------------------------------------------------------------------------------
Four Seasons HealthCare Ltd                 Omega Worldwide Inc (OWWI)
--------------------------------------------------------------------------------
SBI and Company                             Lante Corporation (LNTE)
--------------------------------------------------------------------------------
Victorinox AG                               Swiss Army Brands Inc (SABI)
--------------------------------------------------------------------------------
Liberty Broadband Interactive TV Inc        Wink Communications Inc (WINK)
--------------------------------------------------------------------------------
Fox Paine & Company LLC                     Paradigm Geophysical Ltd (PGEO)
--------------------------------------------------------------------------------
Whitney & Co LLC                            Herbalife International Inc (HERBA)
--------------------------------------------------------------------------------
Tier Technologies Inc                       Official Payments Corporation (OPAY)
--------------------------------------------------------------------------------
DCPI Investco Inc                           Dick Clark Productions Inc (DCPI)
--------------------------------------------------------------------------------
IntelliMark Holdings Inc                    Technisource Inc (TSRC)
--------------------------------------------------------------------------------
Novel Inc                                   SilverStream Software Inc (SSSW)
================================================================================


         The transactions were analyzed in terms of the ratio of price paid to book value and market price prior to the tender offer announcement. The implied reference range figures are presented in the following table:

================================================================================
           SELECTED TRANSACTIONS             IMPLIED ADS REFERENCE RANGE
--------------------------------------------------------------------------------
           PREMIUM          P/BV         PREMIUM*                   P/BV2001
--------------------------------------------------------------------------------
High        100%            2.35           0.98                       3.81
--------------------------------------------------------------------------------
Low          27%            0.51           0.62                       0.82
--------------------------------------------------------------------------------
Mean         53%            1.31           0.75                       2.12
--------------------------------------------------------------------------------
Median       47%            1.29           0.72                       2.08
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Antenna     145%            0.82
================================================================================
         * based on Antenna's price as of October 1, 2002


         The premiums paid in Selected Transactions imply a reference range from $0.62 to $0.98 per ADS, while the P/BV multiples in Selected Transactions imply a reference range from $0.82 to $3.81 per ADS.

         ADJUSTED EQUITY APPROACH. Under this approach, adjustments are made to the reported equity of a company to arrive at an implied reference range.

         In this context, Antenna's equity, as stated in the last audited financial reports of December 31, 2001, was adjusted in order to incorporate:

         o the net loss realized during the period January 1, 2002 to September 30, 2002; and

         o the impairment of the value of Euroholding Capital Investment Corp. investment and its anticipated recovery.

(Amounts in(euro)`000s)
====================================================================================================
Equity as of 12/31/2001                                                                      65,086
----------------------------------------------------------------------------------------------------
Less: Loss for the period 1/1 - 9/30/2002                                                     9,253
----------------------------------------------------------------------------------------------------
Plus: Restatement of Investment in Euroholding Capital Investment Corp. net of tax           11,916
----------------------------------------------------------------------------------------------------
Adjusted Equity as of 9/30/2002                                                              67,749
----------------------------------------------------------------------------------------------------
Ordinary Shares Outstanding translated into ADSs (actual number)                         39,698,880
----------------------------------------------------------------------------------------------------
Adjusted Equity per ADS (in(euro))                                                             1.71
----------------------------------------------------------------------------------------------------
Adjusted Equity per ADS (in $)*                                                                1.68
====================================================================================================

* Based on the $/(euro)exchange rate as of October 1, 2002 ((euro)1 = $0.98731)


         As a result of the above analysis, the implied reference amount was $1.68 per ADS.

         Piraeus Bank will receive a fee for its services. See "--Fees and Expenses". The terms of the fee arrangement with Piraeus Bank, which Antenna and Piraeus Bank believe are customary in transactions of this nature, were negotiated at arm's-length between the Special Committee and Piraeus Bank. The fee is payable upon delivery of Piraeus Bank's fairness opinion. In addition, Antenna has agreed to reimburse Piraeus Bank for its expenses incurred in connection with its services. Piraeus Bank may in the future provide investment and corporate banking activities or other financial advisory services to Antenna or any of its affiliates. Piraeus Bank has extended a credit line and letter of guarantee in the aggregate amount of approximately (euro)400,000 to Nova Televizia SA, an Antenna subsidiary, for which Piraeus Bank has received and expects to receive compensation.

POSITION OF THE OFFERORS REGARDING FAIRNESS OF THE OFFER

         The Offerors believe that the consideration to be received by the holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) pursuant to the Offer is fair to and in the best interests of those holders. The Offerors base their belief on the following factors:

         o the $1.20 offer price per ADS ($2.40 per Ordinary Share) represents a premium of 145% over the closing price per ADS of $0.49 on September 30, 2002, the last trading day before public announcement of the Offerors' proposal to Antenna;

         o the Offer will provide consideration to the holders of ADSs and Ordinary Shares entirely in cash;

         o the conclusions and recommendations of the Special Committee (and the factors considered by it) and of the Antenna Board that the Offer is fair to and in the best interests of holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates); and

         o        the small and relatively illiquid trading market for the ADSs.

         The Offerors did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness. In light of the nature of Antenna's business, the Offerors did not deem net book value or liquidation value to be relevant indicators of the value of ADSs and Ordinary Shares. The Offerors did not conduct any formal valuation procedures or retain an independent investment advisor to consider the fairness of the Offer.

RELATED PARTY TRANSACTIONS

         Prior to Antenna's initial public offering in the United States, the Offerors owned 92.2% of Antenna's then outstanding Ordinary Shares. Since its initial public offering in March 1999, Antenna has entered into a number of transactions with members of the Kyriakou family and certain of their affiliates. In May 1999, Antenna used a portion of the net proceeds it received from its initial public offering to acquire the following interests:

         o a 51% interest in Audiotex S.A., which interest was owned by Mr. Minos Kyriakou, for a purchase price of $7.25 million;

         o a 99.97% interest in Antenna Radio, which interest was owned by the sister of Mr. Minos Kyriakou, for a purchase price of $16.25 million plus the assumption of approximately $5.2 million of indebtedness;

         o a 100% interest in Antenna Spoudastiki, which interest was indirectly owned by members of the Kyriakou family, for a purchase price of $6.0 million; and

         o a 100% interest in Pacific Broadcast, which interest was indirectly controlled by Mr. Minos Kyriakou, for a purchase price of $3.5 million.

         In addition to the acquisitions identified above, Antenna has entered into the following transactions with related parties:

         AUDIOTEX. Antenna is a party to two exclusive contracts with its subsidiary, Audiotex. On February 7, 2000, Audiotex became a wholly-owned subsidiary. Under these contracts, Antenna:

         o provides consulting and production services to Audiotex related to sales and promotions in media, other than for Antenna, in return for a royalty of 7.8% of the gross annual revenue arising from such activities; and

         o airs promotional messages with telephone numbers which viewers may call to participate in quizzes or to obtain horoscopes, weather forecasts or general information such as detailed news or national exam results, in return for a royalty (expressed as a percent of Audiotex's annual gross revenue) of:

         o        15% from December 1, 1995 to June 30, 1998;

         o        30% from July 1, 1998 to August 31, 1998;

         o        40% from September 1, 1998 to December 31, 1998; and

         o        50% from January 1, 1999 to January 1, 2005.

         The contracts terminate on January 1, 2005 but may be renewed on substantially similar terms. Antenna had revenue under these contracts of
(euro)1.3 million ($1.3 million) in 2000. Since then, revenue generated from these contracts has been eliminated upon consolidation.

         ANTENNA SATELLITE. Antenna is a party to a programming agreement and a distribution agreement with Antenna Satellite, a company affiliated with Mr. Minos Kyriakou, through 50% indirect share ownership and membership on the board of directors. Under the programming agreement, Antenna provides Antenna Satellite with television programs for broadcast in the United States and Canada, in consideration for a license fee which is computed on a total subscriber basis (currently the total monthly fee ranges from $80,000 to $95,000). Antenna reported revenues under the programming agreement of (euro)0.9 million ($0.9 million) in 2000, (euro)1.5 million ($1.5 million) in 2001 and
(euro) 0.8 million ($0.8 million) for the first nine months of 2002.

         Under the distribution agreement, which has a term of four years subject to termination by either party in certain circumstances, Antenna has granted Antenna Satellite a license to distribute, subdistribute or license specified television programming for broadcast by television stations located in the United States and Canada for a license fee of $5.5 million which has been partially paid. Antenna recorded the entire $5.5 million license fee payable as revenue in 1996. Antenna Satellite's obligation to Antenna under the programming agreement and the distribution agreement have been guaranteed by Mr. Minos Kyriakou.

         ANTENNA CYPRUS. Antenna is a party to an agreement to provide technical support and television programming to Antenna Cyprus. Antenna's TV Group General Manager was the General Manager of Antenna Cyprus. The agreement provides for royalty payments equal to a percentage of revenue derived by Antenna Cyprus during broadcasts of programming supplied by Antenna. The royalty payment percentage was:

         o        9% in the period September 1992-1993;

         o        11% in the period September 1994-1997; and

         o        12% from 1998 through the present.

         Antenna has advanced funds to Antenna Cyprus in prior years of
(euro)1.4 million ($1.4 million) for production. There were no advances outstanding at June 30, 2002 or December 31, 2001, compared to (euro)0.4 million ($0.4 million) at December 31, 2000. These advances did not bear interest.

         RYTHMOS FM. Antenna Radio is party to an agreement with Rythmos FM to provide expertise in production, advertising sales and promotion, and to advise on format, development, direction and timing of programming for Rythmos FM. Antenna's marketing, sales and programming staffs will advise Rythmos FM on targeting key demographics. Antenna will receive fees equal to 55% of gross revenues of Rythmos FM generated during the ten year period commencing July 2000, and rental income from the use of our technical equipment. Revenue generated from Rythmos FM in 2001 totaled (euro)0.06 million ($0.06 million).
(euro) 0.2 million ($0.2 million) of revenue was generated from Rythmos FM in the first nine months of 2002. The company that owns Rythmos FM is owned by the sister of Mr. Minos Kyriakou.

         EUROHOLDING CAPITAL. During 2000, Antenna purchased in various open market transactions shares of Euroholding Capital Investments Corp. (previously known as Athenian Capital Holdings S.A.) for an aggregate purchase price of GRD
(euro)45.6 million ($45.6 million). Euroholdings is a diversified investment company listed on the Athens Stock Exchange, whose investments include majority investments in three Greek companies. Antenna currently owns approximately 14.5% of Euroholding's share capital. Individual members of the Kyriakou family own an additional approximately 15% of Euroholding. Antenna's Chairman is also Chairman of Euroholding.

         The value of Antenna's investment in Euroholding had been adversely impacted in line with the general decline in prices on the Athens Stock Exchange. At September 30, 2002, Antenna's investment in Euroholding was valued at (euro)3.4 million ($3.4 million). Antenna accounted for this investment on its balance sheet as available-for-sale marketable securities with the unrealized loss, net of tax, being reported in other comprehensive income in shareholders' equity for the year ended December 31, 2000. In 2001, Antenna determined that the decline in fair value below cost was "other-than-temporary" and the cost basis of the investment was written-down by (euro)37.4 million ($37.4 million) for the year ended December 31, 2001 and (euro)4.8 million ($4.8 million) for the nine months ended September 30, 2002 and included in the consolidated statements of operations for the applicable period.

         On March 5, 2001, Antenna announced that, in order to protect the value of this investment, Mr. Minos Kyriakou has agreed to underwrite Antenna's investment such that in the event that Antenna continues to hold shares in Euroholding on December 31, 2003, and the value of the investment on such day (as measured based on average closing prices for the preceding 20 trading days) does not exceed Antenna's aggregate purchase price, Mr. Kyriakou will purchase Antenna's entire stake in Euroholding for an amount equal to such purchase price. Furthermore, if Antenna elects at any time prior to December 31, 2003 to dispose of the investment, and the sale price at that time is less than its purchase price, Mr. Kyriakou will pay Antenna the difference between the sale price and Antenna's purchase price. In all cases, Mr. Kyriakou will pay these amounts plus interest reflecting Antenna's return on bank deposits.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

         Holders of ADSs and Ordinary Shares should be aware that the same individual members of the Kyriakou family which control approximately 80% of the outstanding Ordinary Shares of Antenna also control the Offerors. The interests of the individual members of the Kyriakou family conflict with those of the other holders of ADSs and Ordinary Shares.

SPECIAL COMMITTEE COMPENSATION

         The members of the Special Committee did not receive compensation in connection with serving on the Special Committee.

         The Special Committee and the Antenna Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer".

BENEFICIAL OWNERSHIP OF SHARES

         As of the date of this Offer, the Controlling Shareholders beneficially owned, as defined by Rule 13d-3 of the Exchange Act, 15,946,846 Ordinary Shares, directly or in the form of ADSs, or approximately 80% of the outstanding Ordinary Shares.

                                    THE OFFER

GENERAL

         The Offerors are offering to acquire all outstanding ADSs and Ordinary Shares on the terms and conditions set forth in this Offer. The Offer is being made to:

         o        all holders of record of ADSs; and

         o        all holders of record of Ordinary Shares.

TERMS OF THE OFFER

         Subject to rules of the SEC, the Offerors reserve the right (but are not obligated) at any time and from time to time to extend the period during which the Offer is open or to amend the Offer, by giving oral or written notice of the extension to the Depositary and the Information Agent and by making a public announcement of the extension, as described below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED ADSs OR ORDINARY SHARES, WHETHER OR NOT THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of ADSs and Ordinary Shares which, when added to the ADSs and Ordinary Shares then beneficially owned by the Offerors or their affiliates, will constitute more than 95% of the total number of outstanding Ordinary Shares (directly or in the form of ADSs) as of the date the ADSs and Ordinary Shares are accepted for payment pursuant to the Offer (the "minimum tender condition"). The Offer is also subject to certain other conditions set forth in "The Offer--Conditions of the Offer". If the minimum tender condition or any of the other conditions referred to in "The Offer--Conditions of the Offer" are not satisfied or any of the events specified in "The Offer--Conditions of the Offer" have occurred or are determined by the Offerors to have occurred prior to the Expiration Time, the Offerors reserve the right (but are not obligated) to:

         o decline to purchase any of the ADSs or Ordinary Shares tendered in the Offer and terminate the Offer, and return all tendered ADSs or Ordinary Shares to the tendering holders; or

         o waive or amend any or all conditions to the Offer and, to the extent permitted by applicable law and applicable rules and regulations of the SEC, purchase all ADSs and Ordinary Shares validly tendered and not validly withdrawn.

         Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next New York business day after the previously scheduled Expiration Time. The Offerors will make any public announcement by a press release. "New York business day" means any day, other than Saturday, Sunday or a U.S. federal holiday.

         Subject to the rights of holders to withdraw tendered ADSs or Ordinary Shares before the Expiration Time, the Offerors also reserve the right to retain until the Expiration Time, all ADSs and Ordinary Shares that have been tendered during the period or periods for which the Offer is extended. During any such extension, all ADSs and Ordinary Shares previously tendered and not withdrawn will remain subject to the terms and conditions of the Offer, subject to the rights of a tendering holder to withdraw any tendered ADSs or Ordinary Shares before the Expiration Time. See "The Offer--Withdrawal Rights" in this Offer.

         If the Offerors materially change the terms of the Offer or the information concerning the Offer, the Offerors will disseminate additional tender offer materials and extend the Offer to the extent required by the Exchange Act. If the Offerors should before the Expiration Time increase the consideration offered in the Offer, the increase will be applicable to all ADSs and Ordinary Shares accepted under the Offer. If the Offer is scheduled to expire earlier than the tenth business day from and including the date notice of any increase is first published, sent or given to holders of ADSs and Ordinary Shares, the Offer will be extended at least until the expiration of the tenth business day.

         The Offerors, subject to certain conditions, may make available a subsequent offering period (the "Subsequent Offering Period") by extending the Offer immediately upon expiration of the then current Offer period on one occasion for a period of not less than three and not more than twenty business days.

         If the Offerors commence a Subsequent Offering Period, the Offerors may accept immediately for payment all tenders of ADSs and Ordinary Shares during the Subsequent Offering Period and to pay promptly for all ADSs and Ordinary Shares so tendered, at the same $1.20 per ADS ($2.40 per Ordinary Share) paid in the Offer.

         During a Subsequent Offering Period, tendering holders of ADSs and Ordinary Shares will not have withdrawal rights, and the Offer will be subject to the same conditions to which the Offer is subject prior to the Subsequent Offering Period to the extent of ADSs and Ordinary Shares not previously accepted for payment.

         THE OFFERORS MAY INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER IN THE CIRCUMSTANCES SET FORTH ABOVE. PURSUANT TO RULE 14D-11 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO ADSs AND ORDINARY SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD WITH RESPECT TO ADSs AND ORDINARY SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION OF $1.20 PER ADS ($2.40 PER ORDINARY SHARE) WILL BE PAID TO HOLDERS OF ADSs AND ORDINARY SHARES TENDERING ADSs AND ORDINARY SHARES IN THE OFFER AND IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

         The Bank of New York, the depositary under Antenna's ADR program, has provided the Offerors with a list of ADR holders for the purpose of disseminating the Offer to holders of ADSs subject to the Offer. This Offer and the related materials are being mailed by the Offerors to holders of record of the ADSs and Ordinary Shares and are being furnished by the Offerors to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or who are listed as participants in a clearing agency's security position listing, for transmittal to beneficial owners of the ADSs and Ordinary Shares.

PROCEDURES FOR TENDERING ADSs AND ORDINARY SHARES

         VALID TENDER OF ADSS. This section should be read together with the instructions in the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in and form a part of the Letter of Transmittal. The instructions printed on the Letter of Transmittal form a part of the terms of the Offer with respect to the ADSs.

         In order to avoid "backup withholding" of U.S. federal income tax at a rate of 30% and other related tax penalties, each holder of ADSs participating in the Offer is urged to provide the Offerors with such holder's correct taxpayer identification number on Form W-9, or if appropriate, a certificate of such holder's non-U.S. status on a Form W-8BEN, W-8IMY or other appropriate Form W-8. A substitute Form W-9 has been included as part of the Offer materials and a Form W-8BEN, W-8IMY or other appropriate Form W-8 may be obtained from the Depositary or the Information Agent. For more information, see "The Offer--Certain U.S. Federal Tax Consequences" in this Offer.

         In order for ADSs to be validly tendered:

         o a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer before the Expiration Time and either
                  (A) the ADR certificates evidencing the tendered ADSs must be received by the Depositary along with the Letter of Transmittal or (B) the ADSs must be tendered by book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Time; or

         o the tendering holder must comply with the guaranteed delivery procedures described below.

         The Offer in respect of ADSs shall be validly accepted by the tendering holder upon delivery of a Letter of Transmittal, the relevant ADR certificates evidencing ADSs (or, in the case of a book-entry transfer, an Agent's Message and Book-Entry Confirmation (each as defined below)) and other required documents to the Depositary by holders of ADSs (without any further action by the Depositary), subject to the terms and conditions in this Offer and in the Letter of Transmittal. The acceptance of the Offer by a tendering holder of ADSs under to the procedures described above will be deemed to constitute a binding agreement between such tendering holder of ADSs and the Offerors upon the terms of the Offer.

         IF ADR CERTIFICATES EVIDENCING ADSs HAVE BEEN TENDERED BY A HOLDER OF ADSs, THEN THE ORDINARY SHARES REPRESENTED BY SUCH ADSs MAY NOT ALSO BE TENDERED.

         WE ADVISE EACH HOLDER OF ADSs THAT THE METHOD THE HOLDER CHOOSES TO SEND ADR CERTIFICATES AND THE PROPER COMPLETION OF AND DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITORY TRUST COMPANY ("BOOK-ENTRY TRANSFER FACILITY"), IS AT THE OPTION AND RISK OF HOLDER, AND THAT DELIVERY WILL BE DEEMED MADE ONLY WHEN THE PROPER MATERIALS ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK ENTRY CONFIRMATION (AS DEFINED BELOW)). IF DELIVERY IS MADE BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY BEFORE THE EXPIRATION TIME.

         BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to interests in ADSs held in book-entry form at the Book-Entry Transfer Facility for purposes of the Offer within two New York business days after the date of this Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer.

         Although delivery of interests in ADSs evidenced by ADRs may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a copy of it), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of interests in ADSs, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer before the Expiration Time for ADSs evidenced by ADRs to be validly tendered, or the guaranteed delivery procedures described below must be complied with.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, and forming a part of the Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offerors may enforce such agreement against the participant.

         The term "Book-Entry Confirmation" means the confirmation of a book-entry transfer of ADSs into the Depositary's account at the Book-Entry Transfer Facility.

         REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY ACCORDING TO THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (most commercial banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (each, an "Eligible Institution") unless the ADSs tendered thereby are tendered: (i) by a registered holder of ADSs who has not completed either the box entitled "Special Delivery Instructions" or the box entitled

"Special Payment Instructions" in the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If an ADR certificate is registered in the name of a person other than the signer of the Letter of Transmittal, then the ADR certificate must be endorsed or accompanied by appropriate stock powers, signed exactly as the name(s) of the registered holder(s) appear on the ADR certificate, with the signature(s) on such ADR certificate or stock powers guaranteed by an Eligible Institution. Evidence of the payment of any applicable stock transfer tax must also be presented. See Instructions 1 and 5 of the Letter of Transmittal.

         If the ADRs are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a copy of it) must accompany each such delivery.

         Guaranteed Delivery Procedures. If a holder of ADSs desires to tender ADSs pursuant to the Offer and such holder's ADRs are not immediately available, or such holder cannot deliver the ADRs and all other required documents to the Depositary or complete the procedures for book-entry transfer before the Expiration Time, as the case may be, such ADSs may nevertheless be tendered if all of the following conditions are satisfied:

         o        the tender is made by or through an Eligible Institution;

         o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offerors with this Offer or, in the case of a book-entry transfer, a message transmitted through the Book-Entry Transfer Facility pursuant to which the participant agrees to be bound by the Notice of Guaranteed Delivery, is received by the Depositary as provided below before the Expiration Time; and

         o the ADRs representing all tendered ADSs, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or copy of it), with any required signature guarantees (or, in the case of a book-entry transfer, Book-Entry Confirmation and an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery. A "Nasdaq National Market trading day" means any day on which the Nasdaq National Market is open for business.

         Any Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after receipt by the Depositary within the permitted period of time of ADRs evidencing such ADSs, or of Book-Entry Confirmation, and a properly completed and duly executed Letter of Transmittal (or copy of it), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal.

         The guaranteed delivery procedures will not be available to holders tendering Ordinary Shares.

         PARTIAL TENDERS. If fewer than all the ADSs evidenced by any ADRs delivered to the Depositary are to be tendered, the holder of those ADSs should so indicate in the Letter of Transmittal by filling in the number of ADSs that are to be tendered in the box entitled "Number of ADSs Tendered". In such case, a new ADR for the remainder of the ADSs represented by the surrendered ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates in such Letter of Transmittal) as promptly as practicable following the Expiration Time.

         APPOINTMENT AS PROXY AND ATTORNEY. By tendering ADSs, a holder irrevocably appoints each of the Offerors and each of their directors and officers from time to time jointly, and each of them severally, such holder's true and lawful agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to receive all benefits and otherwise exercise all rights of beneficial ownership of the ADSs tendered by such holder and accepted for payment by the Offerors and with respect to any and all other securities issued or issuable in respect of such ADSs on or after the date of this Offer. All such appointments will be considered coupled with an interest in the tendered ADSs. Any such appointment will be effective when, and only to the extent that, the Offerors accept for payment ADSs tendered by such holder as provided in this Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to the ADSs will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Offerors will thereby be empowered to exercise all voting and other rights with respect to such ADSs (and any such other securities or rights issued or issuable in respect of such securities) in respect of any annual, special or adjourned meeting of otherwise, as they in their sole discretion deem proper. The Offerors reserve the right to require that, in order for ADSs to be deemed validly tendered, immediately upon the Offerors' acceptance for payment of such ADSs, the Offerors must be able to exercise full voting, consent and other rights with respect to such ADSs (and any such other securities or rights issued or issuable in respect of such securities) including voting at any meeting of Holders.

         As set forth in "The Offer--Withdrawal Rights", the Offer will not be deemed to be validly accepted in respect of any ADSs and Ordinary Shares which have been validly withdrawn, and accordingly, the foregoing proxy and power of attorney will cease to be effective in respect of any ADSs that are validly withdrawn. If such ADSs and Ordinary Shares are subsequently re-tendered, the appointment of proxies and attorneys-in-fact with respect to those ADSs and the effectiveness of the appointment as described above will apply.

         Valid Tender of Ordinary Shares. To tender Ordinary Shares, you must:

         o file a declaration with the Greek tax authorities and pay a 0.3% transfer tax (so long as the ADSs are listed on the Nasdaq National Market);

         o        execute a notarized deed of transfer; and

         o file a certified copy of the deed of transfer with the NCRT and the Greek Minister of Press.

         Because the procedures for tendering Ordinary Shares are complicated, if you intend to tender Ordinary Shares to the Offer, please contact the Information Agent.

         Shareholders tendering their Ordinary Shares in response to the Offer will retain their shareholder rights until settlement has taken place.

         DETERMINATION OF VALIDITY OF THE TENDER OF ADSS AND ORDINARY SHARES. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered ADSs and Ordinary Shares under any of the procedures described above will be determined by the Offerors in their sole discretion and in accordance with Greek law.

         The Offerors reserve the absolute right to reject any and all tenders of ADSs and Ordinary Shares determined by it not to be properly tendered. The Offerors reserve the right to reject any and all tenders of any ADSs and Ordinary Shares if their acceptance may, in the opinion of the Offerors' counsel, be unlawful. The Offerors also reserve the right to waive any defects, irregularities or conditions in any tender of ADSs and Ordinary Shares by any particular holder of ADSs and Ordinary Shares whether or not similar defects or irregularities are waived in respect of other holders of ADSs and Ordinary Shares. If any tendered ADSs are not purchased because of an invalid tender, the ADR certificates evidencing such ADSs and other documents relating to such ADSs, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable. Any tendered Ordinary Shares not purchased because of an invalid tender will similarly be returned by transfer of such Ordinary Shares to the holder.

         Neither the Offerors, nor the Depositary, nor any other person shall be under any duty to give or incur any liability for failure to give any notification of defects or irregularities. Tenders of ADSs and Ordinary Shares will not be deemed to have been made until all such defects or irregularities have been cured or waived or satisfied before the Expiration Time.

WITHDRAWAL RIGHTS

         Except as otherwise provided in this section, tenders of ADSs and Ordinary Shares are irrevocable. Tenders of ADSs and Ordinary Shares into the Offer may be withdrawn in accordance with the procedures set forth below at any time before the Expiration Time, and unless previously accepted for payment and paid for by the Offerors pursuant to the Offer, may be withdrawn at any time after January 24, 2003.

         Withdrawals of tenders of ADSs and Ordinary Shares may not be rescinded, and any ADSs and Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, the Offer may be accepted again in respect of the withdrawn ADSs and Ordinary Shares by the holder re-tendering those ADSs and Ordinary Shares by following one of the procedures described in "The Offer--Procedures For Tendering ADSs and Ordinary Shares" at any time before the Expiration Time.

         For purposes of the Offer, a withdrawal of ADSs is considered to be a withdrawal of the underlying Ordinary Shares. Withdrawals may be made in whole or in part.

         WITHDRAWAL OF ADSS. For a withdrawal of ADSs to be effective, a written or facsimile notice of withdrawal of such ADSs must be received by the Depositary before the Expiration Time at one of its addresses set forth on the back cover page of this Offer. Any such notice must specify the name of the person who tendered the ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then before the physical release of such ADRs, the certificate numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the Depositary, and the signature(s) on the form of withdrawal must be guaranteed by an Eligible Institution, unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer--Procedures For Tendering ADSs and Ordinary Shares", any such notice of withdrawal must also specify the name and number of the account at the Book- Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the Depositary as provided in the Offer prior to the Expiration Time.

         WITHDRAWAL OF ORDINARY SHARES. For a withdrawal of Ordinary Shares to be effective you must contact the Information Agent for instructions, while you have the right to withdraw the Ordinary Shares.

         DETERMINATION OF VALIDITY OF WITHDRAWAL OF ADSS AND ORDINARY SHARES. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offerors, in their sole discretion, which determination shall be final and binding. No withdrawal of ADSs and Ordinary Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offerors, Antenna, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR ADSs AND ORDINARY SHARES

         PAYMENT. Upon the terms and subject to the conditions of the Offer, the Offerors will accept for payment and will pay for all ADSs and Ordinary Shares validly tendered prior to the Expiration Time and not properly withdrawn in accordance with "The Offer--Withdrawal Rights" promptly after the later to occur of:

         o        the Expiration Time;

         o        the satisfaction or waiver of the minimum tender condition;
                  and

         o the satisfaction or waiver of the conditions set forth in "The Offer-Conditions of the Offer".

         The currency of payment will be U.S. dollars.

         ACCEPTANCE FOR PAYMENT OF ADSS. In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt by the Depositary within the permitted period of time of:

         o        either (A) the ADR certificates which evidence such ADSs or
                  (B) Book-Entry Confirmation of transfer of such ADSs into the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer - Procedures for Tendering ADSs and Ordinary Shares";

         o either (A) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or (B) an Agent's Message in connection with a book-entry transfer; and

         o        any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Offerors will be deemed to have accepted for payment, and thereby purchased, ADSs properly tendered to the Offerors and not withdrawn if and when the Offerors give oral or written notice to the Depositary of the Offerors' acceptance of such ADSs for payment. Payment for ADSs accepted pursuant to the Offer will be made by deposit of the aggregate purchase price for those ADSs with the Depositary, which under the Letter of Transmittal will be appointed and will act as agent for tendering holders for the purpose of receiving payment from the Offerors and transmitting payment in accordance with such tendering holder's instructions in the Letter of Transmittal. The Offerors' acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Offerors upon the terms and subject to the conditions of the Offer.

         Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders of ADSs, the Offerors' obligation to make such payment shall be satisfied and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the Offer.

         ACCEPTANCE FOR PAYMENT OF ORDINARY SHARES. In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt before the Expiration Time by the Information Agent of all documentation necessary (in the Offerors' exclusive judgment) to effect the transfer of such tendered Ordinary Shares.

         For purposes of the Offer, the Offerors will be deemed to have accepted for payment, and thereby purchased, Ordinary Shares validly tendered to the Offeror and not properly withdrawn if and when the Offerors give oral or written notice to the Information Agent of the Offerors' acceptance of such Ordinary Shares for payment. Payment for Ordinary Shares accepted pursuant to the Offer will be made directly by the Offerors. The Offerors' acceptance for payment of Ordinary Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Offerors upon the terms and subject to the conditions of the Offer.

         GENERAL. The Offerors will pay any stock transfer taxes (including stamp duty) incident to the transfer to it of validly tendered ADSs and Ordinary Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal and as indicated in writing to holders of Ordinary Shares, as well as any charges and expenses of the Depositary and the Information Agent.

         Holnest will purchase the first 272,000 Ordinary Shares (directly or in the form of ADSs) tendered in the Offer. Globecast, Altavista and Praxis will purchase, in equal portions, all of the remaining ADSs and Ordinary Shares tendered in the Offer.

         If any tendered ADSs are not purchased pursuant to the Offer for any reason or if ADRs are submitted evidencing more ADSs than are tendered, then ADRs evidencing unpurchased or untendered ADSs will be returned, without expense to the tendering holder (or, in the case of ADSs tendered by book-entry transfer, into the Depositary's account at the Book-Entry Transfer Facility), as promptly as practicable following the expiration of the Offer. If any tendered Ordinary Shares are not purchased pursuant to the Offer for any reason, those tendered Ordinary Shares will remain the property of the holder that initially tendered them to the Offer.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

         The following is a general summary of certain U.S. federal income tax consequences associated with tendering the ADSs and Ordinary Shares for cash pursuant to the Offer. The summary is based on currently existing provisions in the Internal Revenue Code of 1986, as amended (the "Code") the applicable Treasury regulations promulgated and proposed under the Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly with retroactive effect.

         Holders of ADSs will be treated for U.S. federal income tax purposes as owners of the shares underlying the ADSs. Accordingly, except as noted, the U.S. federal income tax consequences apply equally to holders of the ADSs and Ordinary Shares.

         This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances, including, for example, holders who acquired their ADSs and Ordinary Shares through the exercise of options or otherwise as compensation, holders who are deemed by the application of Sections 304(c) and/or 318(a) of the Code to constructively own Ordinary Shares owned by the Offerors as a result of a relationship with any of the Kyriakou family interests, or holders subject to special tax rules (e.g. financial institutions, insurance companies, broker-dealers, traders that mark to market, holders who hold their ADSs or shares as part of hedge, straddle or conversion transactions, persons whose functional currency is not the United States dollar, pass-through entities, and tax-exempt entities, or holders who do not hold their ADSs and shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment)).

         As used in this Offer, a "U.S. holder" means a beneficial owner of ADSs and Ordinary Shares, who is, for U.S. federal income tax purposes:

         o        A citizen or resident of the United States;

         o        A corporation (or an entity taxable as a corporation for U.S.
                  federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

         o An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         o A trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions for the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

         o A beneficial owner of ADSs and Ordinary Shares who is not a U.S. holder is a "non-U.S. holder".

U.S. HOLDERS

         Subject to the discussion of passive foreign investment companies below, a U.S. holder will generally realize gain or loss in an amount equal to the difference between the amount realized on the Offer and the holder's adjusted tax basis in the ADSs and Ordinary Shares tendered. The amount realized will equal the U.S. dollar amount of cash received from the Offerors. Any such gain or loss recognized generally will be capital in nature and will be treated as long-term capital gain or loss as long as the U.S. holder held the ADSs and Ordinary Shares for more than one year at the time of tendering the securities.

         Antenna has stated in its Form 20-F that it believes that Antenna is not a passive foreign investment company ("PFIC"). A PFIC is any foreign corporation if, for any taxable year, either (i) 75% or more of its gross income consists of "passive" income or (ii) at least 50% of the average value of its assets produce, or are held to produce, passive income. If Antenna were a PFIC, a U.S. holder that tenders ADSs and Common Shares pursuant to the Offer generally would not be entitled to capital gain treatment and would be subject to a non-deductible interest charge. U.S. holders should consult their own tax advisors regarding the possible classification of Antenna as a PFIC and the specific consequences to them if Antenna were so classified.

NON-U.S. HOLDERS

         A non-U.S. holder will generally not be required to pay U.S. federal income or withholding tax on any gain realized as a result of the exchange of ADSs and Ordinary Shares for cash pursuant to the Offer, unless:

         o such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States; or

         o the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

U.S. HOLDERS AND NON-U.S. HOLDERS: INFORMATION AND BACKUP WITHHOLDING

         Payments made to holders pursuant to the Offer may be subject to information reporting to the U.S. Internal Revenue Service and to U.S. backup withholding at a rate of 30% on the gross amount of such payments. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or a certificate of foreign status and makes certain other required certifications, or who is otherwise exempt from backup withholding (e.g., a U.S. corporation).

         To avoid information reporting and backup withholding, holders of the ADSs and U.S. holders of Ordinary Shares who tender their shares pursuant to the Offer should provide the Depositary with a properly executed substitute Form W-9, in the case of a U.S. holder, or a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, as appropriate, in the case of a non-U.S. holder. Non-U.S. holders of Ordinary Shares with accounts maintained at locations outside the United States into which payment will be transferred are not required to submit a certificate to prevent backup withholding. Other Non-U.S. holders of Ordinary Shares, including non-U.S. holders with accounts maintained at locations inside the United States into which payment will be transferred, may be requested to complete and submit an a properly executed Form W-8BEN, W-8ECI, W-8EXP or W8IMY, as appropriate.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against a holder's U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting rules that apply to them. A substitute Form W-9 is included with the Offer materials for your convenience. Additional forms may be obtained upon request from the Depositary or the Information Agent.

PRICE RANGE OF ADSs; DIVIDENDS

         ADSs. Antenna's ADSs trade on the Nasdaq under the symbol "ANTV" and on the London Stock Exchange under the symbol "AEVD." The following table sets forth, for the quarter indicated, the actual high and low sales prices per ADS (each representing one half of one Ordinary Share) on the Nasdaq.

                      NASDAQ NATIONAL MARKET SYSTEM

                                                           PRICE OF ADSS
                                                           -------------
                                                         HIGH           LOW
                                                         ----           ---
                                                         (U.S.$)        (U.S.$)
Fiscal Year Ended December 31, 2000
First Quarter......................................      26.5           17.125
Second Quarter.....................................      24.125         12.125
Third Quarter......................................      24.25          14.0625
Fourth Quarter.....................................      22.75          16

Fiscal Year Ended December 31, 2001
First Quarter......................................      20.5           17.0625
Second Quarter.....................................      18.8           8.125

Third Quarter......................................      8.0625         3.75
Fourth Quarter.....................................      4.5            1.875

Fiscal Year Ended December 31, 2002
First Quarter......................................      2.45           1.22
Second Quarter.....................................      1.7            1.19
Third Quarter......................................      1.24           0.39
Fourth Quarter (through November 19, 2002).........      1.14           0.49


         On September 30, 2002, the last full trading day prior to the public announcement of the Offer, the last reported sale price of the ADSs on the Nasdaq was $0.49 per ADS. On November 21, 2002, the most recent practicable date prior to printing of this Offer, the last reported sale price of the ADSs was $1.00 per ADS. HOLDERS ARE URGED TO OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR THE ADSs.

         ORDINARY SHARES. Antenna's Ordinary Shares are not listed or traded on any securities exchange, and no trading market exists for the Ordinary Shares.

         DIVIDENDS. Under Greek corporate law, Antenna is required to pay annual dividends equal to the greater of 6% of its paid in share capital and 35% of its net profits for the prior financial year unless its shareholders unanimously agree otherwise. Antenna's shareholders, including The Bank of New York, in its capacity as registered shareholder of the Ordinary Shares underlying Antenna's outstanding ADSs, have waived the payment of these dividends for the fiscal years up to 2000 and the waiver of the payment of these dividends for the year ended 2001 is pending. The indentures governing Antenna's senior notes restrict its ability to pay dividends to amounts tied to Antenna's net income or to proceeds of equity issuances, in either case, as measured under U.S. GAAP. The Antenna Board does not expect in the future to seek shareholder waiver of the dividends required by Greek corporate law; however, it will ultimately be up to the General Assembly to determine whether to waive such dividends.

EFFECT OF THE OFFER ON THE MARKET FOR THE ADSs AND ORDINARY SHARES

         MARKET FOR THE ADSS AND ORDINARY SHARES. There is no public market for the Ordinary Shares. The purchase of ADSs and Ordinary Shares pursuant to the Offer will reduce the number of holders of ADSs and Ordinary Shares and the number of ADSs that might otherwise trade publicly. Depending upon the number of ADSs and Ordinary Shares so purchased, the purchase will likely adversely affect the liquidity and market value of any ADSs and Ordinary Shares held by the public after the Offer is completed.

         LISTING. Depending on the number of ADSs and Ordinary Shares purchased in the Offer and assuming the prerequisites for such actions are satisfied, the Offerors intend to seek to cause Antenna to delist the ADSs from the Nasdaq and the London Stock Exchange following consummation of the Offer. A notice period of not less than 20 business days prior to the cancellation of the London Stock Exchange listing will commence upon the closing of the Offer, and the announcement that the Offer has closed will state that the notice period has commenced and the anticipated date of the delisting.

         In the event that the ADSs are no longer listed on the Nasdaq or the London Stock Exchange, quotations may still be available from other sources. The extent of the public market for the ADSs and Ordinary Shares and the availability of such quotations would, however, depend upon the number of holders of such ADSs and Ordinary Shares remaining at such time, the interest in maintaining a market in such ADSs and Ordinary Shares on the part of securities firms and other factors, including the possible termination of registration under the Exchange Act as described below.

         EXCHANGE ACT REGISTRATION. The Ordinary Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Antenna to the SEC if the ADSs are not listed on a national securities exchange and there continue to be fewer than 300 record holders of ADSs and Ordinary Shares in the United States. The termination of the registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Antenna to holders of ADSs and to the SEC (Antenna is bound, however, by the indentures relating to its senior notes to continue to file reports with the SEC so long as any notes are outstanding under such indentures) and would make certain provisions of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions no longer applicable to the ADSs and Ordinary Shares. In addition, "affiliates" of Antenna and persons holding "restricted securities" of Antenna may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the ADSs under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or be eligible for Nasdaq National Market System reporting.

         THE OFFERORS CURRENTLY INTEND TO SEEK TO CAUSE ANTENNA TO TERMINATE THE REGISTRATION OF THE ORDINARY SHARES UNDER THE EXCHANGE ACT AS SOON AS PRACTICABLE AFTER CONSUMMATION OF THE OFFER IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET.

         MARGIN REGULATIONS. The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotation, following the Offer, it is possible that the ADSs might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board in which event the ADSs would be ineligible as collateral for margin loans made by brokers.

CERTAIN INFORMATION CONCERNING ANTENNA

         CERTAIN INFORMATION CONCERNING ANTENNA. Antenna is a leading media group in Greece. It owns and operates Antenna TV, which is a leading television broadcast network and producer of television programming in Greece. It also owns and operates a leading radio station, Antenna FM, and has a controlling interest in a publishing company, Daphne Communications. Antenna intends to use digital satellite television and the Internet as further distribution channels for its programming and publishing content and its brand. It also intends to take advantage of opportunities for cross-promotion and synergies across its media group, as well as through cooperative relationships with third parties. In addition, Antenna recently acquired 5% of NetMed N.V., the pay television platform of MIH Limited in Greece and Cyprus, and has the opportunity to increase its stake to 15% over the two years following the closing, at fair market value.

         Antenna was founded by Mr. Minos Kyriakou and began operating in December 1989 shortly after the introduction of private commercial television in Greece. Among Greek television networks, Antenna has the leading position in terms of ratings and audience share and, Antenna believes, the leading share of television net advertising revenue. The address of Antenna's principal executive offices is Kifissias 10-12, Maroussi 151 25, Athens, Greece. Antenna's telephone number is +30 210 688-6100.

         SELECTED HISTORICAL FINANCIAL DATA OF ANTENNA. Set forth below is certain summary consolidated financial information for Antenna for the fiscal years ended December 31, 2001, 2000 and 1999 as contained in the Antenna Form 20-F filed with the SEC. More comprehensive financial information is included in the Antenna Form 20-F and in the other reports and documents filed by Antenna with the SEC. This information should be read in conjunction with the audited consolidated financial statements of Antenna and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Form 20-F. Antenna's financial statements are prepared in accordance with generally accepted accounting principles in the United States. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above under "Available Information". Also set forth below is certain summary consolidated unaudited interim financial information for Antenna for the nine months ended September 30, 2002, and 2001, as published by Antenna on November 4, 2002 and filed with the SEC on Form 6-K. The above mentioned documents are incorporated by reference into this Offer to Purchase.

                                                                                         UNAUDITED NINE MONTHS
                                              FISCAL YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                        -----------------------------------------    -----------------------------
                                          1999       2000       2001         2001       2001       2002       2002
                                          ----       ----       ----         ----       ----       ----       ----
                                        ((EURO))   ((EURO))   ((EURO))       ($)     ((EURO))   ((EURO))      ($)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Advertising revenue...............      103,086    116,187    113,545     113,545     82,026     82,827     82,827
Related party revenue...............      5,886      4,851      5,785       5,785      2,535      3,269      3,269
Publication revenue.................      5,299     22,615     20,403      20,403     14,805     13,110     13,110
Other revenue.......................      2,472     18,532     18,359      18,359     11,501     14,178     14,178
                                        -------    -------    -------     -------    -------    -------    -------
Total net revenue...................    116,743    162,186    158,090     158,090    110,867    113,384    113,384
                                        =======    =======    =======     =======    =======    =======    =======
Cost of sales.......................     23,408     47,699     63,302      63,302     43,194     47,653     47,653
Selling, general and
     administrative expenses........     14,029     21,122     27,994      27,994     19,733     20,530     20,530
Amortization of programming costs        35,498     39,828     43,747      43,747     30,234     34,152     34,152
Depreciation and amortization.......      2,502      4,164      7,740       7,740      6,872      6,459      6,459
                                        -------    -------    -------     -------    -------    -------    -------
Operating (loss) income.............     41,305     49,372     15,307      15,307     10,833      4,590      4,590
Interest (expense), net.............     (7,922)    (9,703)   (18,640)    (18,640)   (12,768)   (16,984)   (16,984)
Foreign exchange gains (losses),                                                      (4,372)     5,465      5,465
     net(1).........................     (5,790)    (8,758)    (5,041)     (5,041)
Equity in net income (loss) of
     unconsolidated affiliate.......        (72)        (7)        (5)         (5)         -          -          -
Related party commission income.....      1,275        140          -           -          -          -          -
Other income (expense), net(2)......      4,487     (1,277)   (37,912)    (37,912)      (311)    (4,544)    (4,544)
Minority interest in (income)
     loss of consolidated
     entities.......................       (171)      (250)     1,423       1,423        955        724        724
                                        -------    -------    -------     -------    -------    -------    -------
Earnings (loss) before income
     taxes..........................     33,257     29,531    (44,866)    (44,866)    (5,663)   (10,749)   (10,749)
Provision (benefit) for income
     taxes(1)(3)....................     13,413      8,838    (14,158)    (14,158)    (1,506)    (2,449)    (2,449)
                                        -------    -------    -------     -------    -------    -------    -------
Earnings (loss) before
     extraordinary gain and
     change in accounting
     principle......................     19,844     20,693    (30,708)    (30,708)    (4,157)    (8,300)    (8,300)
                                        -------    -------    -------     -------    -------    -------    -------
Extraordinary gain on repurchase
     of Senior Notes (net of
     income taxes of(euro)0.24 for
     the year ended December 31,
     2000 and(euro)0.2 for the year
     ended December 31, 2001).......         --        366        334         334         --         --         --
                                        -------    -------    -------     -------    -------    -------    -------
Cumulative effect of a change in
     accounting principle (net
     of income taxes of(euro)347
     for 2001 and(euro)117
     for 2002) (4)..................         --         --       (578)       (578)      (578)      (953)      (953)
                                        =======    =======    =======     =======    =======    =======    =======
Net income (loss)...................     19,844     21,060    (30,952)    (30,952)    (4,735)    (9,253)    (9,253)
Basic and diluted earnings
     (loss) per share before
     extraordinary gain.............          1          1         (2)         (2)        (0.2)      (0.4)      (0.4)
                                        =======    =======    =======     =======    =======    =======    =======
Basic and diluted extraordinary
     gains per share................         --         --         --          --         --         --         --
                                        =======    =======    =======     =======    =======    =======    =======
Basic and diluted extraordinary
     earnings (loss) per share on
     repurchase of Senior Notes.....         --         --         --          --         --         --         --
                                        =======    =======    =======     =======    =======    =======    =======
Basic and diluted earnings (loss)
     per share......................          1          1          2           2       (0.2)      (0.4)      (0.4)
                                        =======    =======    =======     =======    =======    =======    =======

BALANCE SHEET DATA (AT PERIOD
     END)
Total assets........................    268,875    279,641    397,005     397,005    398,359    373,671    373,671
Net assets..........................     74,976     75,912     65,086      65,086     67,908     55,833     55,833
Share capital.......................      5,825      5,825      5,825       5,825      5,825      5,825      5,825
Long-term obligations (5)...........    109,127     97,547    238,982     238,982    242,084    227,129    227,129
Total debt(6).......................    119,880    137,476    258,019     258,019    245,624    267,311    267,311
Shareholders' equity................     74,976     75,912     65,086      65,086     67,908     55,833     55,833
Book value per share................        3.8        3.8        3.3         3.3        3.4        2.8        2.8

OTHER DATA
EBITDA(7)...........................     79,307     93,365     66,794      66,794     47,939     45,202     45,202
EBITD(8)............................     43,809     53,535     23,049      23,049     17,705     11,050     11,050
Net cash provided by (used in)
     operating activities...........     12,719    (13,734)   (12,182)    (12,182)   (29,243)   (12,546)   (12,546)

                                                                                         UNAUDITED NINE MONTHS
                                              FISCAL YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                        -----------------------------------------    -----------------------------
                                          1999       2000       2001         2001       2001       2002       2002
                                          ----       ----       ----         ----       ----       ----       ----
                                        ((EURO))   ((EURO))   ((EURO))       ($)     ((EURO))   ((EURO))      ($)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net cash (used in) investing                                                          (6,666)    (2,577)    (2,577)
     activities.....................    (35,325)   (72,279)   (23,774)    (23,774)
Net cash provided by (used in)
     financing activities...........     67,660      8,690    111,034     111,034    108,591     (3,482)    (3,482)
Cash dividends per share............         --         --         --          --         --         --         --
Ratio of earnings to fixed                                                              (0.4)x     (0.6)x     (0.6)x
     charges (9)....................        4.0x       3.2x      (2.1)x      (2.1)x

-------------------------
(1) During 1998, the drachma appreciated against the U.S. dollar, which resulted in a foreign exchange loss on a forward contract for which no tax benefit has been recognized due to the uncertainty of the ultimate ability to realize such tax benefit.
(2) Other income in 1999 resulted principally from the sale of marketable securities and other expenses related to start up costs related to direct-to-home television. Included in other income (expense) for the year ended December 31, 2001 and for the nine months ended September 30, 2002 is the write-down of the marketable equity securities representing an other-than-temporary loss amounting to (euro)37,392 million and (euro)4.8 million, respectively.
(3) During 2000, the conditions of SFAS 53 were satisfied with respect to certain license and distribution fees (as cash collections were received) and the valuation allowance established on the deferred tax asset relating to such fees was reversed.
(4) During the first quarter of 2001, Antenna adopted AICPA Statement of Position 00-2 "Accounting by Producers or Distributors of Films". It requires advertising costs for television production to be expensed as incurred. It also requires certain indirect overhead costs to be charged directly to expense instead of being capitalized to film costs and all film costs to be classified on the balance sheet as non-current assets. Antenna recorded a one-time after tax charge for the initial adoption of the standard of (euro)0.6 million ($0.6 million).
(5) Long-term obligations include our senior notes due 2007 and our senior notes due 2008, long-term indebtedness and long-term obligations under capital leases.
(6) Total debt includes bank overdrafts and short-term borrowings, long-term indebtedness (including the current portion thereof) and long-term obligations under capital leases (including the current portion thereof).
(7) EBITDA represents earnings before interest expense (net), income taxes, depreciation and amortization, and amortization of programming costs, minority interests and non-operating income (expenses). Management believes that EBITDA is also a useful measure of operating performance. EBITDA does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash flow available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(8) EBITD represents earnings before interest expense (net), income taxes and depreciation and amortization, minority interests and non-operating income (expenses). It is calculated after amortization of programming costs. Management believes that EBITD is a useful measure of operating performance because it is industry practice to evaluate operations based on operating income before interest and depreciation, which is generally equivalent to EBITD and EBITD is unaffected by the debt and equity structure of a company. EBITD does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(9) Earnings consists of income before taxes, plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense that represents interest expense.

CERTAIN INFORMATION CONCERNING THE OFFERORS

         Holnest was incorporated in the Republic of Ireland on August 17, 1998 and its address is Russel Court, St. Stephens Green, Dublin 2, Ireland. Holnest owns 4,222,360 Ordinary Shares of Antenna or approximately 21.3% of its outstanding capital stock. 100% of the share capital of Holnest is owned by Mr. Minos Kyriakou. Mr. Kyriakou has sole voting and dispositive power over the Ordinary Shares of Antenna held by Holnest. Holnest will acquire the initial 272,000 Ordinary Shares (either directly or in the form of ADSs) tendered in the Offer.

         Globecast was incorporated in the Republic of Ireland on August 17, 1998 and its principal address is Russel Court, St. Stephens Green, Dublin 2, Ireland. Globecast owns 3,752,112 Ordinary Shares of Antenna or approximately 18.9% of its outstanding capital stock. 100% of the share capital of Globecast is owned by Mr. Theodore Kyriakou, the son of Mr. Minos Kyriakou. Mr. Theodore Kyriakou has sole voting and dispositive power over the Ordinary Shares of Antenna held by Globecast. Globecast will acquire one-third of the remaining Ordinary Shares (either directly or in the form of ADSs) tendered in the Offer.

         Altavista was incorporated in the Republic of Ireland on August 17, 1998 and its principal address is Russel Court, St. Stephens Green, Dublin 2, Ireland. Altavista owns 3,752,112 Ordinary Shares of Antenna or approximately 18.9% of its outstanding capital stock. 100% of the share capital of Altavista is owned by Mr. Xenophon Kyriakou, the son of Mr. Minos Kyriakou. Mr. Xenophon Kyriakou has sole voting and dispositive power over the Ordinary Shares of Antenna held by Altavista. Altavista will acquire one-third of the remaining Ordinary Shares (either directly or in the form of ADSs) tendered in the Offer.

         Praxis was incorporated in the Republic of Ireland on August 17, 1998 and its principal address is Russel Court, St. Stephens Green, Dublin 2, Ireland. Praxis owns 3,752,112 Ordinary Shares of Antenna or approximately 18.9% of its outstanding capital stock. 100% of the share capital of Praxis is owned by Ms. Athina Kyriakou, the daughter of Mr. Minos Kyriakou. Ms. Kyriakou has sole voting and dispositive power over the Ordinary Shares of Antenna held by Praxis. Praxis will acquire one-third of the remaining Ordinary Shares (either directly or in the form of ADSs) tendered in the Offer.

         The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for the directors and executive officers of each of the Offerors are set forth in
Schedule I hereto.

         PRIOR ADS PURCHASES. On August 3, 2001, Uniholdings acquired 76,000 ADSs in open market transactions for a purchase price of $6.55 per ADS. On August 6, 2001, Uniholdings acquired 78,000 ADSs in open market transactions for a purchase price of $6.40 per ADS. On each of September 4, 5, 6, and 7, 2001, Uniholdings acquired 20,000 ADSs in open market transactions for a purchase price of $4.90, $4.80, $4.85 and $4.80, respectively. Other than these transactions, and the acquisition of 60,000 ADSs in August 1999, the Controlling Shareholders have not acquired any ADSs or Ordinary Shares since Antenna's initial public offering.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

         Shareholders also should be aware that individual members of the Kyriakou family control the Offerors and, as a result, own approximately 80% of Antenna and, therefore, have actual or potential conflicts of interest in connection with the Offer.

         As of the date of this Offer, other than members of the Kyriakou family, to the best of the Offerors' knowledge, no director or executive officer of Antenna and its subsidiaries had beneficial ownership of more than 1% of the outstanding shares.

         Based on Antenna's advice to the Offerors and representations Antenna obtained from its directors, executive officers, associates and subsidiaries, neither Antenna, nor any associate or subsidiary of Antenna nor, to the best of the Offerors' knowledge, any of the directors or executive officers of Antenna or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the ADSs or Ordinary Shares during the 60 days before the date of this Offer.

         Except as otherwise described in this Offer, neither the Offerors nor, to the best of the Offerors' knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Antenna, including, but not limited to, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of the ADSs or Ordinary Shares of Antenna, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SOURCE AND AMOUNT OF FUNDS

         The Offerors estimate that the total amount of funds required to purchase all outstanding ADSs and Ordinary Shares tendered will be approximately US$9,370,000 and to pay the fees and expenses related to the Offer will be approximately US$450,180. The Offerors have the necessary funds from cash on hand.

CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offerors' rights to extend and amend the Offer at any time in their sole discretion, the Offerors shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or the payment for, any tendered ADSs or Ordinary Shares (whether or not any ADSs or Ordinary Shares have previously been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if (1) at the Expiration Time the minimum tender condition is not satisfied or waived by the Offerors in their reasonable discretion or (2) at any time on or after November 25, 2002 and prior to the time of payment for any such ADSs or Ordinary Shares, any of the following events occur:

         (a) any change (or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), cash flows, operations, licenses, franchises, permits, authorizations, results of operations or prospects of Antenna or any of its subsidiaries which has or might reasonably be expected to have a material adverse effect on Antenna and its subsidiaries taken as a whole (a "Material Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the ADSs or Ordinary Shares or the benefits expected to be derived by the Offerors as a result of the Offer (a "Diminution in Value"); or

         (b) any government or governmental authority or agency, domestic, foreign or supranational, or any industry self-regulatory organization (a "Governmental Entity") has instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action which (i) challenges the acquisition by the Offerors (or any affiliates of the Offerors) of any ADSs or Ordinary Shares pursuant to the Offer, restrains, prohibits or materially delays the making or consummation of the Offer, prohibits the performance of any contracts or other arrangements entered into by the Offerors in connection with the acquisition of the ADSs or Ordinary Shares, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer,
(ii) seeks to prohibit or limit materially the ownership or operation by Antenna or the Offerors of all or any material portion of the business or assets of Antenna and its subsidiaries taken as a whole or of the Offerors and any of their affiliates and their subsidiaries taken as a whole, or to compel Antenna or the Offerors (or any affiliates of the Offerors) to dispose of or to hold separate all or any material portion of the business or assets of the Offerors and any of their affiliates and their subsidiaries taken as a whole or of Antenna and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer, (iii) seeks to impose any material limitation on the ability of Antenna or the Offerors to conduct Antenna's business or own Antenna's assets, (iv) seeks to impose or confirm any material limitation on the ability of the Offerors to acquire or hold, or to exercise full rights of ownership of, any ADSs or Ordinary Shares, including the right to vote such ADSs or Ordinary Shares on all matters properly presented to the shareholders of Antenna, (v) seeks to require divestiture by the Offerors of all or any of the ADSs or Ordinary Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value or (vii) seeks to impose any condition to the Offer unacceptable to the Offerors; or

         (c) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer, prohibits the performance of any contracts or other arrangements entered into by the Offerors in connection with the acquisition of the ADSs or Ordinary Shares or Antenna or otherwise directly or indirectly materially and adversely affects the Offer, (ii) prohibits or limits materially the ownership or operation by Antenna or the Offerors of all or any material portion of the business or assets of Antenna and its subsidiaries or of the Offerors and any of their affiliates, or compels Antenna or the Offerors (or any affiliate of any of them) to dispose of or to hold separate all or any material portion of its business or assets as a result of the transactions contemplated by the Offer, (iii) imposes any material limitation on the ability of Antenna or the Offerors to conduct Antenna's business or own its assets, (iv) imposes or confirms any material limitation on the ability of the Offerors to acquire or hold, or to exercise full rights of ownership of, any ADSs or Ordinary Shares, including the right to vote such ADSs or Ordinary Shares on all matters properly presented to the shareholders of Antenna, (v) requires divestiture by the Offerors of all or any of the ADSs or Ordinary Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to the Offerors in their reasonable discretion; or

         (d) there has been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by the Offerors of any ADSs or Ordinary Shares pursuant to the Offer, seeks to restrain, prohibit or materially delay the making or consummation of the Offer, seeks to prohibit the performance of any contracts or other arrangements entered into by the Offerors in connection with the acquisition of the ADSs or Ordinary Shares or Antenna, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer, (ii) seeks to prohibit or limit materially the ownership or operation by Antenna or the Offerors (or any affiliates of the Offerors) of all or any material portion of the business or assets of Antenna and its subsidiaries taken as a whole or of the Offerors and their affiliates taken as a whole, or to compel Antenna or the Offerors (or any affiliates of the Offerors) to dispose of or to hold separate all or any material portion of the business or assets of the Offerors and their affiliates taken as a whole or of Antenna and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer, (iii) seeks to impose any material limitation on the ability of Antenna or the Offerors (or any affiliates of the Offerors) to conduct Antenna's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of the Offerors (or any affiliates of the Offerors) to acquire or hold, or to exercise full rights of ownership of, any ADSs or Ordinary Shares, including the right to vote such ADSs or Ordinary Shares on all matters properly presented to the shareholders of Antenna, (v) seeks to require divestiture by the Offerors (or any affiliates of the Offerors) of all or any of the ADSs or Ordinary Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to the Offerors in their reasonable discretion; and which in the case of clause (i), (ii), (iii), (iv),
(v), (vi) or (vii) is successful or the Offerors determine, in their reasonable discretion, has a reasonable possibility of being successful; or

         (e) a statute, rule or regulation is enacted or asserted to be applicable to the Offer, or any other action is taken by any Governmental Entity or court, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of paragraph (b) above; or

         (f) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or the London Stock Exchange or in the over-the-counter market in the United States, Greece or Great Britain, (ii) any declaration of a banking moratorium by United States federal, New York, European Union or Greek authorities, (iii) any material limitation by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States or Greek market in loans, (iv) any commencement or escalation of a war (including the current war on terrorism conducted by the United States and others), armed hostilities or other national or international calamity directly or indirectly involving the United States or Greece, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or Greece or (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which in the reasonable judgment of the Offerors, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with acceptance for payment of ADSs or Ordinary Shares.

         The foregoing conditions are for the sole benefit of the Offerors and may be waived by the Offerors, in whole or in part, at any time and from time to time prior to the Expiration Time in the reasonable discretion of the Offerors. The failure by the Offerors at any time to exercise their rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered ADSs or Ordinary Shares that have not previously been accepted for payment will be returned to the tendering shareholder.

LEGAL MATTERS; REGULATORY APPROVALS

         The Offerors are not aware of any license or regulatory permit that appears material to Antenna's business that might be adversely affected by the Offerors' acquisition of the ADSs or Ordinary Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of ADSs or Ordinary Shares by the Offerors as contemplated by the Offer. Should any such approval or other action be required, the Offerors presently contemplate that the Offerors will seek that approval or other action. The Offerors are unable to predict whether the Offerors would be required to delay the acceptance for payment of or payment for ADSs or Ordinary Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Antenna's business and financial condition. The Offerors' obligations under the Offer to accept for payment and pay for ADSs and Ordinary Shares is subject to conditions. See "The Offer--Conditions of the Offer."

EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

         The Offerors expressly reserve the right, in their sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "The Offer--Conditions of the Offer" have occurred or are deemed by the Offerors to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any ADSs or Ordinary Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. The Offerors also expressly reserves the right, in their sole discretion, to terminate the Offer and not accept for payment or pay for any ADSs or Ordinary Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for ADSs or Ordinary Shares upon the occurrence of any of the conditions specified in "The Offer--Conditions of the Offer" in this Offer by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. The Offerors' reservation of the right to delay payment for ADSs or Ordinary Shares which they have accepted for payment is limited by rules under the Exchange Act, which require that the Offerors pay the consideration offered or return the ADSs or Ordinary Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Offerors further reserve the right, in their sole discretion, and regardless of whether any of the events set forth in "The Offer--Conditions of the Offer" shall have occurred or shall be deemed by the Offerors to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to holders of ADSs or Ordinary Shares or by decreasing or increasing the number of ADSs or Ordinary Shares being sought. Amendments to the Offer may be made at any time and effected by public announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Offerors may choose to make a public announcement, except as required by applicable law, the Offerors shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire.

         If the Offerors materially changes the terms of the Offer or the information concerning the tender offer, the Offerors will extend the Offer to the extent required by the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of ADSs and ADSs or Ordinary Shares sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) the Offerors increase or decrease the price to be paid for shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders, the Offer will be extended until the expiration of such period of ten business days. If the Offerors increase or decrease the consideration to be paid for ADSs or Ordinary Shares in the Offer, the increase or decrease will be applicable to all holders whose ADSs or Ordinary Shares are accepted for payment pursuant to the Offer.

CERTAIN FORWARD-LOOKING INFORMATION

         Antenna does not, as a matter of course, make public forecasts or projections as to its future financial results. However, in connection with Piraeus Bank's analysis of the Offer, Antenna's management provided projections to Piraeus Bank.

         Antenna did not prepare any projections with a view to public disclosure or with a view toward complying with the guidelines established by the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Offer are cautioned not to place undue reliance on this projected financial information. Neither Antenna's independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to this projected financial information contained in the Offer, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this projected financial information. Antenna believes that, because projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond Antenna's control, there is substantial doubt that any of these projections will be realized.

         The projections summarized below are based upon a variety of assumptions, including Antenna's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive, political and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Antenna's control. Furthermore, these judgments are necessarily impacted by expectations as to such future conditions and decisions at the point in time at which the projections were prepared and, therefore, these judgments may differ from past and future judgments. You should understand that many important factors, in addition to those discussed in Antenna's reports filed with the SEC, could cause Antenna's results to differ materially from those expressed in forward-looking statements such as this projected financial information. These factors include Antenna's competitive environment, economic and other market conditions in which Antenna operates, and matters affecting business generally.

         Set forth below is a summary of the projections provided to Piraeus Bank. They have not been updated to account for changes to Antenna's business that have occurred since these projections were prepared.

------------------------------------------------------------------------------------------------------------------
CONSOLIDATED  EBITDA (Amounts in(euro)'000s)             2002         2003        2004         2005         2006
------------------------------------------------------------------------------------------------------------------
Consolidated Revenues                                  168,352      178,560     192,016      199,448      203,270
------------------------------------------------------------------------------------------------------------------
  - ANT TV (Net Revenues)                              112,115      120,798     129,559      134,394      134,702
------------------------------------------------------------------------------------------------------------------
  - Subsidiaries                                        56,237       57,762      62,457       65,054       68,568
------------------------------------------------------------------------------------------------------------------
Consolidated Cost of Sales                              63,548       61,373      63,207       64,990       64,441
------------------------------------------------------------------------------------------------------------------
  - ANT TV                                              25,129       22,952      23,691       24,346       22,767
------------------------------------------------------------------------------------------------------------------
  - Subsidiaries                                        38,419       38,421      39,516       40,644       41,674
------------------------------------------------------------------------------------------------------------------
Consolidated Selling & Administration Expenses          27,883       28,557      29,301       27,889       28,317
------------------------------------------------------------------------------------------------------------------
  - ANT TV                                              15,635       16,083      16,524       14,845       14,999
------------------------------------------------------------------------------------------------------------------
  - Subsidiaries                                        12,248       12,474      12,777       13,044       13,318
------------------------------------------------------------------------------------------------------------------
Consolidated EBITDA                                     76,885       88,630      99,538      106,568      110,512
------------------------------------------------------------------------------------------------------------------
  - ANT TV                                              71,351       81,763      89,345       95,203       96,936
------------------------------------------------------------------------------------------------------------------
  - Subsidiaries                                         5,534        6,867      10,193       11,365       13,576
------------------------------------------------------------------------------------------------------------------
EBITDA Margin                                            45.7%        49.6%       51.8%        53.4%        54.4%
------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
WORKING CAPITAL REQUIREMENTS
   (Amounts in(euro)'000s)                               2002         2003         2004        2005         2006
-------------------------------------------------------------------------------------------------------------------
Inventories                                              2,570        2,782       3,011        3,260        3,529
-------------------------------------------------------------------------------------------------------------------
Trade Debtors                                           78,013       86,064      90,664       93,902       96,988
-------------------------------------------------------------------------------------------------------------------
Other Debtors                                           39,100       44,663      47,538       50,745       54,346
-------------------------------------------------------------------------------------------------------------------
Suppliers                                               43,778       45,833      48,023       49,216       46,015
-------------------------------------------------------------------------------------------------------------------
Other Creditors                                         39,978       37,894      33,418       31,252       27,494
-------------------------------------------------------------------------------------------------------------------
Working Capital                                         35,927       49,782      59,772       67,440       81,355
-------------------------------------------------------------------------------------------------------------------
Working Capital Requirements                           -15,506       13,855       9,990        7,668       13,915
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURE (Amounts in(euro)'000s)              2002         2003        2004         2005         2006
-------------------------------------------------------------------------------------------------------------------
Fixed Assets & Affiliates                                4,844       26,575      14,276       16,880        6,880
-------------------------------------------------------------------------------------------------------------------
Program                                                 49,998       55,562      60,007       64,207       67,938
-------------------------------------------------------------------------------------------------------------------
Total Capital Expenditure                               54,842       82,137      74,283       81,087       74,818
-------------------------------------------------------------------------------------------------------------------

FEES AND EXPENSES

         Antenna's independent directors engaged Piraeus Bank to provide a fairness opinion. A fee of (euro)100,000 plus expenses is payable by Antenna to Piraeus Bank.

         The Bank of New York, the depositary for Antenna's ADR program, is the Depositary in the Offer. Georgeson Shareholder Communications Inc. is the Information Agent and may contact holders of ADSs and Ordinary Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and Depositary will each receive reasonable and customary compensation for their respective services from the Offerors, will be reimbursed by the Offerors for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

         It is estimated that the expenses incurred in connection with the Offer to be paid by the Offerors will be approximately as set forth below:

         Depositary Fees................................          $25,000
         Information Agent Fees.........................          $10,000
         Filing Fees....................................           $1,880
         Legal Fees and Expenses........................         $400,000
         Printing and Mailing Costs, Miscellaneous......          $13,300
                                                             ==============
                                                                 $450,180

         No fees or commissions will be payable by the Offerors to brokers, dealers, commercial banks or trust companies (other than fees to the Depositary and the Information Agent as described above) for soliciting tenders of ADSs and Ordinary Shares under the Offer. Holders of ADSs and Ordinary Shares holding ADSs and Ordinary Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender ADSs and Ordinary Shares through such brokers or banks and not directly to the Depositary. The Offerors, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of ADSs and Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Offerors, the Information Agent or the Depositary for purposes of the Offer. The Offerors will pay or cause to be paid all stock transfer taxes, if any, on its purchase of ADSs and Ordinary Shares except as otherwise provided in this document and Instruction 6 in the related Letter of Transmittal or as indicated in writing to the holders of Ordinary Shares.

MISCELLANEOUS

         The Offerors are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Offerors become aware of any jurisdiction where the making of the Offer or the acceptance of ADSs and Ordinary Shares pursuant to the Offer is not in compliance with applicable law, the Offerors will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Offerors cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of ADSs and Ordinary Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         The Offerors have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Available Information" with respect to information concerning Antenna.

         The results of the Offer will be announced by filing a final amendment to the Schedule TO with the SEC.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFERORS NOT CONTAINED IN THIS OFFER OR THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFERORS. THE DELIVERY OF THIS OFFER SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANTENNA OR THE OFFERORS SINCE THE DATE OF THIS OFFER OR THAT THE INFORMATION IN THIS OFFER IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFER. TO THE BEST OF THE OFFERORS' KNOWLEDGE, THE INFORMATION IN THIS OFFER IS TRUE AND CORRECT IN ALL MATERIAL RESPECTS.

                           HOLNEST INVESTMENTS LIMITED
                           GLOBECAST HOLDINGS LIMITED
                        ALTAVISTA GLOBAL HOLDINGS LIMITED
                        PRAXIS GLOBAL INVESTMENTS LIMITED

November 25, 2002

                                   SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF THE OFFERORS

         Directors and Executive Officers the Offerors. Set forth below is the name, present principal occupation, current business address, citizenship and material occupations, positions, offices or employment for the past five years of each shareholder, director and executive officer of the Offerors.

                                                                                         MATERIAL OCCUPATIONS,
                               PRESENT PRINCIPAL                                         POSITIONS, OFFICES OR
                               OCCUPATION & BUSINESS                                     EMPLOYMENT FOR THE
NAME AND TITLE                 ADDRESS                      CITIZENSHIP                  PAST FIVE YEARS
-----------------------------  ---------------------------  ---------------------------  ----------------------------
COMPANY:  HOLNEST
INVESTMENTS LIMITED

Minos Kyriakou (Sole           Shipowner and Chairman of    Greek                        Shipowner; Chairman of
Shareholder)                   Antenna TV S.A.                                           Antenna TV S.A. (since
                               Kifissias Avenue                                          Officer of Antenna TV S.A.
                               10-12,                                                    (December 1989 to March
                               Maroussi 151 25, Athens,                                  1999)
                               Greece

Yangos Hadjiyiangou            Lawyer                       Cypriot                      Lawyer,
(Director)                     K. Pantelides Ave. 1                                      L. Papaphilippou & Co.
                               Nicosia, Cyprus

Philippos Philippou            Lawyer                       Cypriot                      Lawyer,
(Director)                     K. Pantelides Ave. 1                                      L. Papaphilippou & Co.
                               Nicosia, Cyprus

Fergus O'Tierney               Chartered Accountant         Irish                        Chartered Accountant;
(Director)                     1 Stokes Place                                            Non-executive director of
                               10 Maple Rd, Clonskeagh                                   numerous Irish
                               Dublin 14, Ireland                                        corporations.

COMPANY:
GLOBECAST
HOLDINGS LIMITED

Theodore Kyriakou              Group Vice-Chairman          Greek                        Chief Executive Officer of
(Sole Shareholder)             Antenna TV S.A.                                           Antenna TV S.A. (March
                               Kifissias Avenue                                          1999 to January 2002);
                               10-12,                                                    Executive Vice President
                               Maroussi 151 25, Athens,                                  of Antenna TV S.A. (1995
                               Greece                                                    to March 1999) and Chief
                                                                                         Operating Officer of
                                                                                         Antenna TV (September 1998
                                                                                         to March 1999)

                                                                                         MATERIAL OCCUPATIONS,
                               PRESENT PRINCIPAL                                         POSITIONS, OFFICES OR
                               OCCUPATION & BUSINESS                                     EMPLOYMENT FOR THE
NAME AND TITLE                 ADDRESS                      CITIZENSHIP                  PAST FIVE YEARS
-----------------------------  ---------------------------  ---------------------------  ----------------------------
Christofides Christakis        Lawyer                       Cypriot                      Lawyer
(Director)                     K. Pantelides Ave. 1                                      L. Papaphilippou & Co.
                               Nicosia, Cyprus

Lia Haviaras                   Lawyer                       Cypriot                      Lawyer, L. Papaphilippou &
(Director)                     K. Pantelides Ave. 1                                      Co.
                               Nicosia, Cyprus

Michael Thomas Mohan           4 Knockaire, Knocklyon Rd    Irish                        Chartered Secretary;
(Director)                     Dublin 16, Ireland                                        Non-executive director of
                                                                                         numerous Irish
                                                                                         corporations.

COMPANY:
ALTAVISTA GLOBAL
HOLDINGS LIMITED

Xenophon Kyriakou              Shipowner,                   Greek                        Shipowner; Director of
(Sole Shareholder)             Kifissias Avenue                                          Antenna TV S.A. (since
                               10-12,                                                    September 1998)
                               Maroussi 151 25, Athens,
                               Greece

Marios Lazarou                 Lawyer                       Cypriot                      Lawyer, L. Papaphilippou &
(Director)                     K. Pantelides Ave. 1                                      Co.
                               Nicosia, Cyprus

Sarras Polydorou               Lawyer                       Cypriot                      Lawyer, L. Papaphilippou &
(Director)                     K. Pantelides Ave. 1                                      Co.
                               Nicosia, Cyprus

John Paul Nash                 Chartered Accountant         Irish                        Chartered Accountant;
(Director)                     Eski-Sehr,                                                Non-executive director of
                               Breannanstown Rd                                          numerous Irish
                               Cabinteely, Co. Dublin,                                   corporations.
                               Ireland

COMPANY: PRAXIS
GLOBAL INVESTMENTS
LIMITED

Athina Kyriakou                Masters student              Greek                        Student; Director of
(Sole Shareholder)             Kifissias Avenue                                          Antenna TV S.A. (since
                               10-12,                                                    September 1998)
                               Maroussi 151 25, Athens,
                               Greece

                                                                                         MATERIAL OCCUPATIONS,
                               PRESENT PRINCIPAL                                         POSITIONS, OFFICES OR
                               OCCUPATION & BUSINESS                                     EMPLOYMENT FOR THE
NAME AND TITLE                 ADDRESS                      CITIZENSHIP                  PAST FIVE YEARS
-----------------------------  ---------------------------  ---------------------------  ----------------------------
Alexia Korfioti                K. Pantelides Ave. 1         Cypriot                      Lawyer, L. Papaphilippou &
(Director)                     Nicosia, Cyprus                                           Co.

Paraskevi Charalambous         K. Pantelides Ave. 1         Cypriot                      Lawyer, L. Papaphilippou &
(Director)                     Nicosia, Cyprus                                           Co.

Bernard Maguire                Chartered Accountant         Irish                        Financial Controller,
(Director)                     29 Butterfield Drive                                      Irlanda Foods Limited (May
                               Ratharnham, Dublin 14                                     1993 to January 1999);
                               Ireland                                                   Principal Bernard Maguire
                                                                                         & Company (March 1999 to
                                                                                         present)


         During the past five years, none of the foregoing individuals have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                                         ANNEX A

Special Committee of the Board of Directors           November 11, 2002
Antenna TV S.A.
Kifissias Avenue 10-12
Maroussi 151 25
Athens, Greece

Members of the Special Committee:

         You have asked Piraeus Bank SA ("Piraeus Bank") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to the holders of American Depositary Shares ("ADS" or "ADSs") and Ordinary Shares (ADSs and Ordinary Shares are sometimes referred to as the "Shares") of Antenna TV SA ("Antenna"), other than the Offerors (defined below) and their affiliates, of the Offer Price (defined below) to be received pursuant to the offer (the "Offer") by the Offerors to purchase ADSs for $1.20 per share in cash and Ordinary Shares for $2.40 per share in cash (such price, as applicable, the "Offer Price").

         As reported on October 1, 2002 ("Offer Announcement" date), the controlling shareholders of Antenna have decided to make an Offer for all of the Antenna outstanding Ordinary Shares and ADSs not already owned by them. The controlling shareholders have also decided that the Offer will be made by the following entities: Holnest Investments Ltd, Globecast Holdings Ltd, Altavista Global Holdings Ltd and Praxis Global Investments Ltd. (the "Offerors").

         In arriving at our Opinion, we:

(i) reviewed Antenna's audited annual reports for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001, prepared according to US GAAP and filed according to relevant SEC rules in place.

(ii) reviewed unaudited financial statements of Antenna for the period January 1, 2002 to June 30, 2002 prepared according to US GAAP and filed accordingly.

(iii) reviewed unaudited financial statements of Antenna for the period January 1, 2002 to September 30, 2002 prepared according to US GAAP and filed accordingly.

(iv)     reviewed other publicly available information concerning Antenna.

(v) reviewed forecasts and projections prepared by Antenna management for the fiscal years ending December 31, 2002 through December 31, 2006.

(vi) met with, or held discussions with, authorized members of the Special Committee and management to discuss the operations, financial condition and future prospects of Antenna.

(vii) reviewed the historical market prices and trading volume for the ADSs quoted on the Nasdaq National Market for the last six months prior to the announcement of the Offer.

(viii) reviewed and analyzed certain publicly available financial data for certain companies similar to Antenna including, as applicable, that relating to the business, its operations, financial performance and share trading history.

(ix) reviewed and analyzed certain publicly available information for certain transactions that we deemed similar to the Offer.

(x) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

         In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us and we do not assume any responsibility with respect to it. With respect to the financial forecasts and projections provided to or discussed with us, we relied upon and assumed, without independent verification or investigation, that such forecasts and projections were reasonably prepared and reflect the best currently available information, estimates and judgments. We have not conducted any valuation or appraisal or any of the assets (including intellectual property) or liabilities of Antenna nor have any such valuations or appraisals been provided to us, nor did we conduct any physical inspection of the properties or facilities of Antenna. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Antenna, or the price at which the Shares will trade or otherwise be transferable subsequent to announcement of the proposed transaction. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Antenna or negotiate with the Offerors regarding the Offer consideration. Piraeus Bank has relied upon and assumed the legality, validity and enforceability of the Offer and any other Antenna transaction or agreement presented to Piraeus Bank in the course of its engagement. Piraeus Bank's opinion is focused on the financial aspects only and does not include any legal or tax opinions, assessments or reviews. We express no view as to, and our Opinion does not address, the relative merits of the Offer as compared to any alternative business strategies that might exist for Antenna or the effect of any other transaction in which Antenna may engage. Our Opinion is necessarily based on the information available to us and financial and stock market and other conditions and circumstances as they exist and were disclosed to us on the date hereof. Piraeus Bank was not asked to, and it did not, make any recommendations to the Special Committee with respect to the Offer or the Offer Price as proposed. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

         We have been engaged to render an opinion to the Special Committee and will receive a fee for our services which is payable upon delivery of this Opinion. The fee payable to Piraeus Bank, under the engagement, on delivery of this opinion is not contingent upon the conclusions reached in this opinion or upon the success of the proposed transaction. In addition, Antenna has agreed to reimburse Piraeus Bank for its expenses incurred in connection with its services. Piraeus Bank may in the future provide investment and corporate banking activities or other financial advisory services to Antenna or any of its affiliates. Piraeus Bank has extended a credit line and letter of guarantee in the aggregate amount of approximately (euro)400,000 to Nova Televizia SA, an Antenna subsidiary, for which Piraeus Bank has received and expects to receive compensation.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer Price to be received by the holders (other than the Offerors and their affiliates) of ADSs or Ordinary Shares, in the Offer is fair from a financial point of view to such holders. This Opinion is for the use of the Special Committee of the Board of Directors of Antenna, and does not constitute a recommendation to any stockholder as to whether to tender or not tender Shares in the Offer or as to any other matters relating to the Offer.


                                Very truly yours,


                                PIRAEUS BANK SA

                        THE DEPOSITARY FOR THE OFFER IS:


                              THE BANK OF NEW YORK


    BY MAIL:                 FACSIMILE TRANSMISSION:           BY HAND OR
                                 (FOR ELIGIBLE               OVERNIGHT COURIER:
                               INSTITUTIONS ONLY)
                                (212) 815-6433

TENDER & EXCHANGE DEPARTMENT                        TENDER & EXCHANGE DEPARTMENT
   P.O. BOX 11248                                         101 BARCLAY STREET
   CHURCH STREET STATION                             RECEIVE AND DELIVER WINDOW
NEW YORK, NEW YORK 10286-1248                          NEW YORK, NEW YORK 10286

                        FOR CONFIRMATION ONLY TELEPHONE:
                                (212) 815-6212



                     The Information Agent for the Offer is:


                   [GRAPHIC OMITTED -- LOGO GEORGESON SHAREHOLDER]


                           17 State Street, 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 870-4331